SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 6, 2004

Tarragon Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-8003	94-2432628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Broadway, 23rd Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-949-5000

(Former name or former address, if changed since last report)

Item 9.     Regulation FD Disclosure

      Tarragon Corporation (“Tarragon” or the “Registrant”) announced on August 6, 2004 that it plans to offer $100,000,000 in principal amount of Senior Notes Due 2011 in a private placement to qualified institutional buyers in reliance upon Rule 144A.

      Tarragon intends to use the proceeds from the offering to repay existing indebtedness under lines of credit that will remain available for future borrowing and to use the balance of the net proceeds for general corporate purposes. The funds may be used from time to time for working capital or other purposes determined in the future including to increase Tarragon’s equity position in existing joint ventures, to acquire additional properties, and to invest in projects currently in the development pipeline.

      The Senior Notes Due 2011 have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

      The following information regarding Tarragon has been provided to potential qualified institutional buyers as a part of a private placement memorandum:

1. Risk Factors. See the description of Risk Factors attached hereto as Appendix I and incorporated herein.

2. Business. See the description of Business attached hereto as Appendix II.

3. Properties. See the description of Properties attached hereto as Appendix III.

4. Indebtedness. See the description of Indebtedness attached hereto as Appendix IV.

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5. Summary Financial Information. See the description of Summary Financial Information attached hereto as Appendix V.

6. Selected Financial Information. See the description of Selected Financial Information attached hereto as Appendix VI.

Item 12.	Results of Operations and Financial Condition

      On August 6, 2004, Tarragon announced its 2004 second quarter earnings. The Summary Financial Information attached hereto as Appendix V and the Selected Financial Information attached hereto as Appendix VI contain the 2004 second quarter information and additional data.

Both Item 9 and Item 12 of Form 8-K

      The information being furnished shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARRAGON CORPORATION

By:	/s/ ERIN PICKENS

Erin Pickens
Executive Vice President and
Chief Financial Officer

Dated: August 9, 2004

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Appendix I

RISK FACTORS

      An investment in the notes involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this offering memorandum. The risks described below are not the only ones we face. Other risks, including those that we do not consider material or may not currently anticipate, may impair our business.

Risks Related to the Notes and Our Capital Structure

Our substantial indebtedness and high leverage could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      We have substantial indebtedness and debt service requirements. As of June 30, 2004, on a pro forma basis:

•	our total consolidated indebtedness was $814.3 million;

•	our total indebtedness in unconsolidated partnerships and joint ventures was $222.7 million;

•	total indebtedness represented 83.7% of our total capitalization; and

•	we had up to approximately $45.2 million available for borrowing under various revolving credit facilities.

      Our high degree of leverage could have important consequences to you, including the following:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	our ability to satisfy our obligations with respect to the notes may be impaired in the future;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes may be impaired in the future;

•	certain of our borrowings are and will continue to be at variable rates of interest, which will expose us to the risk of increased interest rates; and

•	it may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

      The indenture governing the notes and our other debt instruments will permit us to incur additional indebtedness, although they will contain financial and other restrictive covenants that will limit our ability to borrow additional funds.

The notes and the guarantees are not secured. Your claims under the notes and the guarantees will be subject to the prior payment of our secured creditors and those of our subsidiaries to the extent of their security.

      Our obligations under the notes and the indenture governing the notes and the guarantors’ obligations under their guarantees are not secured. As of June 30, 2004, on a pro forma basis, we had $814.3 million of consolidated secured indebtedness, of which $369.2 million was with full and unconditional recourse to us or a guarantor. If we or a guarantor become insolvent or are liquidated, the lenders under our secured indebtedness will have a claim on the assets securing their indebtedness and will have priority over any claim for payment under the notes or the guarantees to the extent of such security. In addition, the indenture governing the notes will permit the incurrence of additional secured indebtedness, including indebtedness under secured credit facilities, construction loans (subject to some limitations) and an unlimited amount of non-recourse indebtedness (often in the form of mortgages on our properties). In the event of a bankruptcy or insolvency, it is possible that there would be no assets remaining after repayment of our secured indebtedness from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

Your claims against any non-guarantor subsidiaries will be subject to the claims of the creditors of all non-guarantor subsidiaries. In addition, subject to some limitations under the indenture, we will be permitted to guarantee the indebtedness of certain non-guarantor subsidiaries.

      A number of restricted subsidiaries under the indenture, including certain wholly-owned subsidiaries and several of our material joint ventures relating to our Ansonia portfolio and our Las Olas, Hoboken, Metropolitan and Vintage at Abacoa projects, will not be guarantors of the notes. In addition, none of our unrestricted subsidiaries will be guarantors, and we will be permitted to designate additional unrestricted subsidiaries, subject to some limitations.

      The assets of any subsidiary that does not guarantee the notes will be subject to the prior claims of all creditors of that subsidiary, including trade creditors. In the event of a bankruptcy, insolvency, liquidation or reorganization of any of the non-guarantor subsidiaries, such subsidiaries will pay the creditors, including trade payables, before they will be able to distribute any of their assets to us or the guarantors to pay obligations under the notes or the guarantees. At June 30, 2004, on a pro forma basis, our non-guarantor subsidiaries would have had $802.3 million of outstanding liabilities, including trade payables, and would have had $909.7 million of consolidated assets and $92.2 million of consolidated tangible net worth.

      In connection with our homebuilding business, we expect that we will often be required to guarantee the construction-related indebtedness of joint ventures or other non-guarantor restricted subsidiaries. In some cases, such guarantees may take the form of completion guarantees with respect to such entities’ construction projects. We may also post bonds relating to construction projects in the ordinary course of business. At June 30, 2004, on a pro forma basis, we guaranteed approximately $205.9 million of outstanding construction loans, condominium conversion loans, and construction-related mezzanine debt of our non-guarantor restricted subsidiaries. We sometimes enter into completion guarantees with respect to our construction or condominium conversion projects. The indenture will permit us to make such construction or conversion-related guarantees and make the related investments, subject to certain restrictions. To the extent such joint ventures or other non-guarantor restricted subsidiaries are unable to repay their construction-related indebtedness, we will be required to make such repayments. To the extent that a construction project that is the subject of a completion guarantee is not completed, we will be required to pay to have the project completed. As a result, the assets that may be available to holders of the notes in the event of a bankruptcy or other insolvency may be reduced.

      Under the indenture governing the notes, until December 31, 2004, we will also be permitted to incur up to $20.0 million aggregate principal amount of guarantees of the indebtedness of certain restricted subsidiaries that we will use to enter into a number of new projects, including the Lincoln Pointe, Park Avenue at Metro West, and Lincoln at Delaney projects. See “Summary — Recent Developments.” These restricted subsidiaries will likely not be wholly-owned and will likely not guarantee the notes. To the extent that such restricted subsidiaries are unable to pay their indebtedness, we may be liable for such indebtedness up to an aggregate principal amount of $20.0 million. See “Description of the Notes — Certain Covenants — Limitations on Additional Indebtedness.”

We are largely dependent on our subsidiaries and our joint ventures for our cash flow. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations under the notes.

      Our subsidiaries and joint ventures conduct a material amount of our operations and directly own a material amount of our assets. Therefore, our operating cash flow and ability to meet our debt obligations, including with respect to the notes, will largely depend on the cash flow provided by our subsidiaries and joint ventures in the form of dividends and other payments to us as a shareholder, equity holder, service provider or lender. The ability of our subsidiaries and joint ventures to make such payments to us will depend on their earnings, tax considerations, legal restrictions and restrictions under their indebtedness, although they currently are not subject to any such restrictions. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations with respect to the notes.

A substantial portion of our indebtedness matures prior to the notes.

      Approximately $682.6 million of our consolidated indebtedness, and $152.2 million of our total indebtedness in unconsolidated partnerships and joint ventures matures prior to the maturity date of the notes. We may not be able to repay our outstanding indebtedness when it comes due or refinance that indebtedness on terms that are favorable to us or at all. If we are unable to refinance indebtedness as it comes due, we may be forced to sell properties on unfavorable terms, possibly at a loss, and secured lenders may foreclose on assets securing their loans. In addition, a default in the repayment of an item of our indebtedness could result in an event of default under our other indebtedness, which could be accelerated by the holders of that indebtedness. If we cannot refinance our indebtedness, or negotiate favorable or acceptable terms to refinance such indebtedness, we may not be able to fulfill our obligations under the notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

      Our ability to make scheduled payments of principal or interest on our indebtedness, including the notes, will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors. We believe that cash generated by our business will be sufficient to enable us to make our debt payments, including payment on the notes, as they become due. However, if our business does not generate sufficient cash flow or future borrowings are not available in an amount sufficient to enable us to service our indebtedness, or to fund our other liquidity needs, we may not be able to fulfill our obligations under the notes.

The restrictive covenants associated with the notes and our other indebtedness may limit our ability to operate our business.

      The indenture governing the notes will contain, and any future refinancing of the notes would likely contain, a number of restrictive covenants that will impose significant operating and financial requirements on us, including limitations on our ability to, among other things:

•	incur additional indebtedness;

•	pay certain dividends, repay junior debt prior to its stated maturity and make other restricted payments;

•	create liens;

•	make investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	permit dividend restrictions on certain subsidiaries;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

      If we fail to comply with these covenants, we may be in default and the notes can be accelerated so they become immediately due and payable. See “Description of the Notes — Events of Default.”

      Our existing indebtedness also contains various covenants that limit or restrict, among other things, subject to certain exceptions, creation of liens, mergers, consolidations, dispositions of assets, dividends, redemptions of capital stock, changes in business or accounting, transactions with affiliates and certain other transactions or business activities. See “Description of Indebtedness.”

We may not be able to fulfill our repurchase obligations in the event of a change of control.

      If events occur that constitute a change of control for purposes of the notes, the holders of the notes may require us to purchase up to all of the notes then outstanding. This repurchase would be at a price, in cash, equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest. In any event, we may not be able to obtain sufficient funds to make all required repurchases. For more information regarding the change of control provisions in the notes, see “Description of the Notes — Change of Control.”

There is no public market for the notes, and if a market does develop, the price of the notes could be subject to volatility.

      We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system, although the notes that are sold to qualified institutional buyers are expected to be eligible for trading in the PORTALSM market. Although we have been advised by the initial purchasers that, following completion of the offering, they currently intend to make a market in the notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than their initial offering price, depending upon many factors, including prevailing interest rates, our operating results, and the markets for similar securities. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that if a market for the notes were to develop, such a market would not be subject to similar disruptions. The notes have not been registered under the Securities Act and will be subject to transfer restrictions in order to ensure compliance with federal and state securities laws. Under a registration rights agreement relating to the notes, we will be obligated to file a registration statement covering the notes. Until that registration statement is declared effective, you may only offer to sell or sell the notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If this registration statement is not declared effective or ceases to be effective, your ability to transfer the notes will be restricted, and we may be subject to liquidated damages, the payment of which could adversely affect our operations and business. See “Description of the Notes — Registration Rights; Liquidated Damages.”

Any guarantees of the notes by our subsidiaries may be voidable, subordinated or limited in scope under laws governing fraudulent transfers and insolvency.

      Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or void the notes in favor of our existing and future creditors. If a court in a lawsuit on behalf of any of our unpaid creditors or a representative of those creditors, were to find that, at the time we issued the notes we:

•	intended to hinder, delay, or defraud any existing or future creditor;

•	received less than fair consideration or reasonably equivalent value for issuing the notes; and

•	were insolvent;

•	were rendered insolvent by reason of that issuance;

•	were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could void our obligations under the notes. Alternatively, the claims of the holders of notes could be subordinated to claims of our other creditors. Substantially the same risks apply to the guarantees of the notes being issued by our guarantor subsidiaries.

      The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, each of us or any guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets, as the case may be;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

      Based on financial and other information currently available to us, we believe:

•	the notes and the guarantees will be issued for proper purposes and in good faith;

•	each of we and the guarantors will be solvent after issuing the notes and the guarantees, respectively;

•	each of we and the guarantors will be able to pay its debts as they mature after issuing the notes and the guarantees respectively; and

•	each of we and the guarantors will not have unreasonably small capital for the business in which it is engaged.

      A court, however, may apply a different standard in making these determinations or disagree with our conclusions in this regard.

There are restrictions on transfers of the notes.

      We are relying upon an exemption from registration under the Securities Act and applicable state securities laws in offering the notes. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, the Securities Act and applicable state securities laws. We intend to file a registration statement with the SEC and to cause that registration statement to become effective with respect to the notes issued in exchange for the notes offered hereby. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons.

Risks Related to Our Homebuilding Business

We are subject to risks associated with construction and development.

      Development and construction activities, with respect to both for-sale and rental communities, entail a number of risks, including but not limited to the following:

•	we may abandon a project after spending non-recoverable time and money determining its feasibility or obtaining regulatory clearance;

•	we may encounter opposition from local community or political groups with respect to development or construction at a particular site;

•	we may not be able to obtain, or may be delayed in obtaining, necessary zoning, occupancy and other required governmental permits and authorizations;

•	we may not be able to obtain sufficient financing on favorable terms, if at all;

•	construction costs may materially exceed our original estimates;

•	we may encounter shortages of lumber or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages or natural disasters which could delay construction and result in substantial cost overruns; and

•	we may not complete construction and lease up on schedule.

      The occurrence of any one or more of the above could result in lower than expected returns or cash flows from properties under development, and we could lose some or all of our investment in those properties, which could have a material, adverse effect on our growth, our business and our results of operations.

The homebuilding industry is highly competitive.

      Homebuilders compete for, among other things, desirable properties, financing, raw materials and skilled labor. We compete both with large homebuilding companies, some of which have greater financial, marketing and sales resources than we do, and with smaller local builders. The consolidation of some homebuilding companies may create competitors that have greater financial, marketing and sales resources than we do and thus are able to compete more effectively against us. In addition, there may be new entrants in the markets in which we currently conduct business. We also compete for sales with individual resales of existing homes and with available rental housing.

Our future cash flows from our homebuilding division may be lower than expected.

      In the twelve months ended June 30, 2004, under the percentage-of-completion method of revenue recognition, we recognized $137.1 million of revenues from sales of homes that have not yet closed. Due to various contingencies, including delayed construction, cost overruns or buyer defaults, it is possible that we may receive less cash than the amount of revenue already recognized or the cash may be received at a later date than we expected, which could affect our profitability and ability to pay our debts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Revenue Recognition.”

Governmental laws and regulations may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

      We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, our sales could decline and our costs could increase, which could negatively affect our results of operations.

Our homebuilding activities and condominium conversions expose us to risks associated with the sale of residential units.

      Our homebuilding and condominium conversion businesses entail risks in addition to those associated with development and construction activities, including:

•	market conditions in our target markets may change due to competitive, economic, demographic, geopolitical or other factors, most of which are outside of our control, that may affect demand for homes;

•	we may not be able to achieve desired sales levels at our homebuilding projects;

•	we are exposed to additional credit risk with respect to the individuals to whom we sell homes;

•	condominium conversions may require substantial legal process and costs, which may not be recovered;

•	customers may be dissatisfied with the homes we sell, which may result in remediation costs or warranty expenses;

•	we may be left with unsold inventory, which may result in additional losses due to write-downs in inventory, additional costs associated with carrying inventory, costs and inefficiencies associated with conversion of unsold units into rental units or sales of units for a significantly lower price than projected; and

•	the long lead-time of homebuilding projects and condominium conversion projects may result in delayed revenue recognition and difficulty in predicting whether there will be sufficient demand for our homes.

Risks Related to Our Business Generally

We are subject to all of the risks that affect real estate investors generally.

      General factors that may adversely affect our business, including the value of, and our income from, our real estate portfolio include:

•	a decline in the economic conditions in one or more of our primary markets;

•	an increase in competition for tenants and customers or a decrease in demand by tenants and customers;

•	increases in interest rates;

•	a general tightening of the availability of credit;

•	an increase in supply of our property types in our primary markets;

•	terrorist activities or other acts of violence or war in the United States or the occurrence of such activities or acts that impact properties in our real estate portfolios or that may impact the general economy;

•	possible losses from fire, flood, hurricane or other catastrophe;

•	the continuation or escalation of world geopolitical tensions; and

•	the adoption on the national, state or local level of more restrictive laws and governmental regulations, including more restrictive zoning, land use or environmental regulations and increased real estate taxes.

Increases in interest rates could materially increase our interest expense or could reduce our revenues.

      As of June 30, 2004, we had approximately $558.7 million of variable rate debt. In addition, we have $28.8 million of variable rate debt in unconsolidated partnerships and joint ventures. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could materially increase our interest expense, which could adversely affect our results of operations and financial condition.

      In addition, many purchasers of our homes obtain mortgage loans to finance a substantial portion of the purchase price. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. This general tendency is intensified by the fact that prospective buyers of our homes may be required to sell a home prior to purchasing one of our homes, and buyers for those homes will often require mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws that would remove or limit the deduction for home mortgage interest. Because of the often long-term nature of any development project, condominium conversion or any other real estate investment, it may be difficult for us to adjust our business strategy quickly to compensate for any changes in effective mortgage interest rates. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our operating results may also be negatively affected and could impair our ability to make payments on the notes.

Our net income has fluctuated in the past and may continue to do so in the future.

      Although our total annual revenues have increased between 1999 and 2003, we have also periodically experienced significant increases in our interest and depreciation expenses resulting from increases in mortgage indebtedness and property development and acquisitions. As reflected in our historical financial statements, unless such increased expenses are offset by gains from sales of real estate, our net income has tended to fluctuate from year to year during such five-year period. Our future net income may continue to fluctuate, especially as we expect to continue to actively engage in property development and mortgage refinancing activities. In particular, our homebuilding revenues may fluctuate as a result of the timing of the completion of projects and unit closings, seasonality of housing demand, the timing and seasonality of construction activity, the condition of the real estate market and the economy in general, material and labor costs and the availability and cost of mortgage financing.

We may require significant additional financing that may not be available on commercially favorable terms, if at all.

      We depend primarily on external financing to fund the growth of our business. We intend to use substantial portions for:

•	new construction and development;

•	condominium conversions;

•	property acquisitions; and

•	working capital.

      In addition, when we develop a property as a rental property for our Investment Division, we will be required to obtain permanent financing to repay outstanding construction loans at the time the property is completed. We cannot predict whether additional sources of financing will be available in the future or the cost of such financing. Our access to debt or equity financing depends on lenders’ willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all. A failure to obtain needed additional financing could have a material, adverse effect on the growth of our business and our results of operations and may force us to curtail our development activities or dispose of properties.

Property ownership through partnerships and joint ventures generally limits our control of those investments and entails other risks.

      We invest in a number of consolidated and unconsolidated joint ventures and partnerships in which our outside partners may have significant decisionmaking power and voting rights. Partnership or joint venture investments involve risks not otherwise present for investments made solely by us, including the possibility that our partners might become bankrupt, might have or develop different interests or goals than we do, or might take action contrary to our instructions, requests, policies, or investment objectives. Another risk of partnership investments is the possibility of an impasse on decisions, such as a sale or refinance, or disputes with our partners over the appropriate pricing and timing of any sale or refinance. In addition, joint venture and partnership agreements typically contain provisions restricting the ability to transfer the interests in the joint venture or partnership and often contain “buy-sell” provisions, which, under certain circumstances, permit a partner to initiate an offer to buy the other partner’s interests or to sell its interests to the other partner, at the other partner’s option. Buy-sell provisions may result in us buying or selling interests in a project at different time or at a different valuation than we otherwise would have chosen, and we may not have sufficient available funds to make a purchase pursuant to such provisions. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures. A number of these joint ventures will be restricted subsidiaries under the indenture governing the notes, and if we are unable to control the activities of our joint ventures, their activities could cause us to be in default under the indenture.

The rental activities of our Investment Division expose us to a number of risks associated with owning, managing and operating rental real estate.

      Our Investment Division’s rental real estate business entails a number of risks, including:

•	we are sensitive to market conditions in our rental markets, which may be affected by local or regional economic and demographic factors that affect demand for rental housing;

•	we may not be able to achieve sufficient occupancy levels to maintain profitability and service any indebtedness associated with our rental properties;

•	we are exposed to tenant credit risk;

•	we could be subject to the imposition of rent control or rent stabilization programs;

•	we are sensitive to competition within our markets, both from other rental properties and housing alternatives, including condominiums and single-family homes;

•	market conditions may force us to offer additional rental concessions and amenities in order to attract or retain tenants; and

•	our failure to comply with Americans with Disabilities Act and other similar laws could result in substantial costs.

We may not be able to sell our properties at the desired time or price.

      Because of the lack of liquidity of real estate investments generally, our ability to respond to changing circumstances may be impaired. Real estate investments generally cannot be sold quickly. In the event that we must sell assets to generate cash flow or to service indebtedness, we cannot predict whether there will be a market for those assets in the time period we desire or need to sell them, or whether we will be able to sell them at a price that will allow us to fully recoup our investment. We may not be able to realize the full potential value of our assets, and we may incur costs related to the early pay-off of the debt secured by such assets.

The regional concentration of our assets may increase the effects of adverse trends in those markets.

      A substantial number of our assets are located in four core markets: Florida, Tennessee, Texas and the Northeast. Deterioration in economic conditions in any of these specific markets, including business layoffs and downsizing, industry slowdowns, relocations or closings of businesses, geopolitical factors, changing demographics or oversupply of or reduced demand for real estate, may impair:

•	occupancy levels and rental rates in our investment portfolio;

•	our ability to attract new tenants and to collect rent from existing tenants;

•	our sales prices at homebuilding projects in those markets; and

•	our results of operations and cash flows.

Increased insurance costs and reduced insurance coverage may affect our results of operations and increase our potential exposure to liability.

      Partially as a result of the September 11 terrorist attacks, the cost of insurance has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in our cost of insurance coverage or significant limitations on coverage could have a material adverse effect on our business, financial condition and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.

      In addition, there are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism or from the presence of mold in our rental properties or for-sale homes, may not be economically insurable. A sizeable uninsured loss could adversely affect our business, results of operations and financial condition.

We acquire new properties from time to time.

      We regularly consider acquiring additional properties for our investment portfolio or for conversion to condominiums. Acquisitions involve several risks, including but not limited to the following:

•	acquired properties may not perform as well as we expected or ever become profitable;

•	improvements to the properties may ultimately cost significantly more than we had estimated; and

•	the costs of evaluating properties that are not acquired cannot be recovered.

      If one or more property acquisitions are unsuccessful due to the above or other reasons, it may have a material adverse effect on our business and results of operations.

Fluctuations in real estate values may require us to write down the book value of our real estate assets.

      We are required under GAAP to assess the impairment of our long-lived assets and our homebuilding inventory whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. Factors management considers that could trigger an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes, or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets or homebuilding inventory may not be recoverable based upon the existence of one or more of the above impairment indicators, we then measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model. Any such impairment charges will be recorded as operating losses. See “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Critical Accounting Policies and Estimates — Asset Impairment.” As of June 30, 2004, we had $505.2 million of real estate held for investment and $222.9 million of homebuilding inventory. Any material write-downs of assets could have a material adverse effect on our financial condition and earnings.

It may be difficult to succeed in new markets.

      We may make investments outside of our existing markets if appropriate opportunities arise. Impediments to our success in new markets include:

•	an inability to evaluate accurately local market conditions and local demand trends;

•	an inability to obtain land for development or appropriate acquisition opportunities;

•	an inability to hire and retain key local personnel; and

•	a lack of familiarity with local and regional regulatory processes and bodies.

      Failed projects as a result of expanding into new markets could have a material, adverse effect on our business and results of operations. Our historical experience in our existing markets does not ensure that we will be able to operate successfully in new markets.

We are subject to environmental laws and regulations, and our properties may have environmental or other contamination.

      Various federal, state, and local environmental laws, ordinances, and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as our ability to sell or rent it or to borrow using that property as collateral. In addition, the particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect our results of operations.

      In recent years there has been a widely-publicized proliferation of mold-related claims by tenants, employees and other occupants of buildings against the owners of those buildings. Mold-related claims are generally not covered by our insurance programs. When we identify any measurable presence of mold, whether or not a claim is made, we undertake remediation we believe to be appropriate for the circumstances encountered. For example, in our Vintage at Fenwick Plantation project in Charleston, South Carolina, shortly after project completion we discovered certain water intrusion conditions which resulted in mold growth. As part of its warranty obligations, our general contractor is paying for a remediation specialist to remove all living mold and prevent the future occurrence of water intrusion. There is little in the way of government standards, insurance industry specifications or otherwise generally accepted guidelines dealing with mold propagation. Although considerable research into mold toxicity and exposure levels is underway, it may be several years before definitive standards are available to property owners against which to evaluate risk and design remediation practices. We cannot predict the outcome of any future regulatory requirements to deal with mold-related matters.

Our success depends on key executive officers and personnel.

      Our success is dependent upon the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in developing and repositioning residential and commercial properties. In particular, we are dependent upon the services of William S. Friedman, our Chairman of the Board of Directors and Chief Executive Officer, Robert C. Rohdie, a director and President and Chief Executive Officer of Tarragon Development Corporation, one of our wholly-owned subsidiaries, Robert P. Rothenberg, a director and our President and Chief Operating Officer and James M. Cauley, Jr., President of Tarragon South Development Corp., one of our wholly owned subsidiaries. The loss of the services of any of these executives or other key personnel, for any reason, could have a material adverse effect upon our business, operating results and financial condition.

Our principal stockholders effectively control corporate actions, and their interests may differ from yours.

      William S. Friedman, our Chairman of the Board and Chief Executive Officer, and his wife, Lucy N. Friedman, our principal stockholder, together with members of their family, beneficially control approximately 49.2% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family are in a position to elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a broad range of corporate actions requiring more than a simple majority vote presently contained in our Articles of Incorporation, including, without limitation, mergers, business combinations, change-in-control transactions, substantial asset sales, and other similar and extraordinary corporate transactions that can affect the value of our properties.

We have and continue to engage in transactions with related parties.

      We have engaged in the past, and continue to engage currently, in transactions with related parties. These related party transactions include ongoing financial arrangements with several members of our Board and senior management, including a $20.0 million unsecured line of credit facility extended to us by affiliates of Mr. and Mrs. Friedman, which was approved by our Board of Directors. In addition, Mr. and Mrs. Friedman have pledged shares of our common stock that they hold to secure two of our currently outstanding credit facilities, and we have agreed to indemnify them for any loss, cost or liability associated with the pledges. See “Certain Relationships and Related Transactions.”

Our governing documents contain anti-takeover provisions that may make it more difficult for a third party to acquire control of us.

      Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of the company by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred, or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The provisions contained in our Articles of Incorporation include:

•	the requirement of an 80% vote to make, adopt, alter, amend, change, or repeal our Bylaws or certain key provisions of the Articles of Incorporation that embody, among other things, the aforementioned anti-takeover provisions;

•	the requirement of a 66.66% super-majority vote for the removal of a director from our Board of Directors and certain extraordinary transactions; and

•	the inability of stockholders to call a meeting of stockholders.

      As of June 30, 2004, our Board of Directors and management beneficially own approximately 55.9% of our outstanding common stock. In light of this, these anti-takeover provisions could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control.

You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.

      This offering memorandum contains our audited consolidated financial statements for fiscal 2001, which were audited by Arthur Andersen LLP, our former independent public accountant. Arthur Andersen LLP has not reissued its audit report with respect to our consolidated financial statements included in this offering memorandum. Further, Arthur Andersen LLP has not consented to the inclusion of its audit report in this offering memorandum and will not consent to the inclusion of its audit report in any registration statement we may file with respect to the notes following the completion of this offering or in any other filings we may make with the SEC following this offering. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the consolidated financial statements for fiscal 2001 that are included in this offering memorandum or that are included in any registration statement with respect to the notes following this offering. Even if you were able to assert such a claim, because Arthur Andersen LLP’s operations have ceased, there will likely be insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise.

Appendix II

BUSINESS

      We are a real estate owner, developer and homebuilder with over 30 years of experience in the real estate industry. For the twelve months ended June 30, 2004, we generated total consolidated revenues of $212.1 million, consolidated net income of $54.1 million, EBITDA of $104.9 million and Adjusted EBITDA of $97.4 million.

History

      We are the successor by merger to Vinland Property Trust, a public real estate investment trust that began operating in 1974, and National Income Realty Trust, a public real estate investment trust that began operations in 1978. We were managed by outside advisors until 1998, when we acquired our then advisor, Tarragon Realty Advisors, Inc.

      On July 1, 2004, we changed our name to Tarragon Corporation from Tarragon Realty Investors, Inc. This change was intended to reflect our growing Homebuilding Division, which specializes in the development and marketing of high-density residential communities. Over the past seven years, we have continued to increase our investment in homebuilding and development, which accounted for more than half of our revenues for the 12 months ended June 30, 2004.

Business Operations

      We operate through two business segments:

•	the Investment Division, which owns, acquires, and operates residential and commercial rental properties, including almost 5,000 garden apartment homes in communities we developed; and

•	the Homebuilding Division, which develops, renovates, builds, and markets homes in high-density, urban in-fill locations and in master-planned communities and develops and sells lots in single-family subdivisions.

Investment Division

      Our investment portfolio of stabilized apartment communities and commercial properties is our largest segment in terms of assets. The net carrying value and our estimated fair market value of the Investment Division properties in which we have an interest are $645.9 million and $955.6 million, respectively. Funds generated by the operation, sale or refinancing of our Investment Division portfolio support our overhead, service our outstanding indebtedness and finance our homebuilding activities.

      Our Investment Division portfolio includes 14,159 apartments in 61 stabilized communities, including 3,868 apartments owned through unconsolidated partnerships and joint ventures, located primarily in Florida, Connecticut and Texas. Over the past seven years, we have developed nearly 5,000 new market-rate apartments in 17 communities for our investment portfolio. New rental communities are typically targeted to the upscale renter in suburban locations. Amenities in these communities range from elegant clubhouses, swimming pools, and indoor recreational courts to fully equipped fitness centers and community business centers.

      Our goal is to increase revenue and enhance the value of our investment portfolio through intensive management and consistent capital improvements. In accordance with our goals, we continue to invest capital in our portfolio to maximize economic performance of our properties. Over the past ten years we have upgraded many of our older properties and repositioned them to meet the needs of middle-market renters. For example, nearly all of our 2,707 Connecticut apartments have been upgraded and successfully repositioned in the market over the last seven years.

      In addition to our residential properties, our Investment Division also includes approximately 1.4 million square feet of commercial space, of which 267,000 square feet is owned through unconsolidated partnerships and joint ventures, in eight office buildings and ten retail properties. We believe our

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experience with commercial properties enables us to evaluate and undertake mixed-use developments such as our proposed 272-unit condominium and 170,000 square foot shopping center in East Hanover, New Jersey.

Acquisitions

      In addition to developing properties for our Investment Division, we seek to maintain and improve the quality of our overall investment portfolio through selective and opportunistic acquisitions. We generally target investment opportunities in markets where we already have a presence both for the anticipated return from the asset and to enhance the efficiency of our existing portfolio. Such opportunities include under-managed and under-performing apartment communities for which our capital investment and management attention are expected to result in higher occupancy and rents. In evaluating potential acquisitions, we focus most heavily on our forecast of the future return on investment, adjusted for risk. We adjust our investment focus from time to time to adapt to changes in markets and phases of the real estate cycle and to take advantage of market inefficiencies. The number and composition of acquired income-producing real estate and real estate interests will therefore depend on various factors and may fluctuate greatly over time. These factors include market conditions and other circumstances existing at the time of acquisition, as well as the availability of capital. See “— Financing Strategy” below. During the past three years, we have purchased only two investment apartment communities. However, we continue to seek out and evaluate Investment Division acquisition opportunities.

Dispositions

      Selective dispositions have been a part of our strategy to create an efficient investment portfolio and to provide another source of capital for homebuilding activities. We seek to sell properties that are not strategically located and for which we believe that alternate investment of the sale proceeds will produce higher returns than those we would capture by continuing to hold the property. Please see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Results of Operations” for information about sales of properties during the past three years.

Property Management

      We manage our apartment communities with a focus on adding asset value. We have implemented programs to optimize revenue generated by our properties, including daily value pricing and lease inventory management. We have also developed programs to enhance ancillary income from cable television, telephone and high-speed internet services, upgraded laundry facilities, and vending machines. Our Homebuilding Division professionals regularly plan and supervise capital projects at our rental properties and capital improvement decisions are based on the expected return on investment. Furthermore, we utilize purchasing scale by taking advantage of our homebuilding pricing and negotiating skills, in addition to utilizing national and/or regional accounts for bulk purchasing to benefit from favorable pricing offered by such programs.

Financing

      We finance acquisitions and capital improvements largely through internally generated funds, non-recourse mortgages and, to a lesser extent, property sales. We expect these sources to provide the bulk of funds for future investments. Nevertheless, the availability and cost of credit are key factors in our ability to continue to make new investments.

      We may acquire properties that are subject to existing indebtedness and assume such indebtedness. More often, however, we finance our acquisitions through new mortgage loans. If we cannot obtain financing on acceptable terms or such financing is otherwise unavailable, we may purchase a property for cash with the intent of obtaining a mortgage loan for a portion of the purchase price at a later time, or we may borrow on our existing lines of credit to fund short-term liquidity needs. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital

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Resources” for information about our borrowing activities during the past three years. Also, please see Note 4. “Notes, Debentures, and Interest Payable” in the notes to Consolidated Financial Statements as of and for the year ended December 31, 2003, for information about our mortgages and other notes payable.

      We regularly refinance assets in our Investment Division portfolio in order to monetize the increased property value created through consistent capital improvements and aggressive management. In the past few years, the proceeds of such financings have been used to fund homebuilding activities. We use floating rate debt to finance apartment communities that may be future candidates for disposition or conversion to condominiums, to allow for greater flexibility in repayment.

Joint Ventures

      From time to time, we may acquire properties for our Investment Division portfolio in partnership with third parties. For example, in 1997 we formed Ansonia Apartments L.P. At the time, our partners had a number of older apartment properties under contract. They also had significant knowledge of the Connecticut market, where these properties were located, and expertise in the management and repositioning of older properties. Ansonia Apartments, L.P. currently owns 11 apartment properties in Connecticut, all of which are pledged to secure non-recourse mortgage indebtedness that is not guaranteed by us. Our investment in this partnership was fully recovered in 2002 from distributions to the partners of cash proceeds from property sales, mortgage refinancings, supplemental mortgages and property operations, and in 2003, we received additional cash distributions of $6.5 million from the same sources.

      As the 70% general partner of Ansonia Apartments, L.P., we have sole authority for the management, operation and control of this partnership and its day-to-day business and affairs. However, the limited partner’s approval is required for major decisions regarding the acquisition, disposition or financing of partnership properties. Our 30% limited partner is Ansonia LLC, whose members now include Robert Rothenberg, Saul Spitz, Eileen Swenson, Rebecca and Richard Frary, and Joel Mael. Messrs. Rothenberg and Spitz and Miss Swenson joined us as executive officers, and Mr. Rothenberg was appointed as a member of our Board of Directors, in September 2000, and Mr. Frary joined our Board of Directors in April 2004. See “Certain Relationships and Related Transactions”.

      Additionally, we developed the recently completed Vintage at Abacoa, a 390 unit luxury rental community in Jupiter, Florida, in conjunction with a 30% joint venture partner, a Florida-based developer. We are the sole general partner in the joint venture. Our partner first acquired the land and provided assistance and supervision in the development and construction of the project.

Division Management

      Eileen Swenson, who operates out of the Connecticut office, heads up our Investment Division. Ms. Swenson, a Certified Property Manager, has been in the multi-family property management industry for over 20 years. She has two Regional Vice Presidents, with a combined 40 years of multi-family experience, reporting to her. They, in turn, have several Regional Property Managers that handle portfolios of six to eight properties each. In addition, we utilize third-party property management firms to handle our rental apartment properties located in the southwest and in those locations where we do not have a sufficient number of communities and/or apartments to warrant a satellite office, and for our portfolio of commercial properties.

Homebuilding Division

      Our homebuilding division concentrates on five distinct product types.

      Luxury mid- and high-rise condominiums. These properties are designed from the ground up to offer a luxurious life-style to discriminating purchasers. For example, homes at Las Olas River House, a 42 story, 282 unit, 1.2 million square foot tower in downtown Ft. Lauderdale, Florida, feature high ceilings, oversized rooms, opulent bathrooms, and prices ranging from $600,000 to over $5,000,000. Development,

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construction, and sale of these projects generally take two to five years. Projects in this category also include The Upper Grand neighborhood of Hoboken, New Jersey, One Hudson Park in Edgewater, New Jersey, and Alta Mar, with 131 units and a marina in Ft. Myers, Florida, among others.

      Condominium conversions. We may acquire an apartment property either from the Investment Division or from a third party in order to convert the property to condominiums and sell the individual apartments. Before selling, if necessary, we may renovate or rebuild the property to make it attractive to homebuyers. Our local property managers assist in identifying and evaluating conversion opportunities, and manage conversion properties until all tenants have moved out. Prices of homes in our condominium conversions range from $130,000 to $890,000, depending largely on size, location, and view. Currently, our active conversion projects include Waterstreet at Celebration, Florida, part of the Disney master-planned community near Orlando purchased in March 2004; Tuscany on the Intracoastal in Boynton Beach, Florida purchased in June 2003; and Pine Crest in Ft. Lauderdale, Florida, previously a rental community in our Investment Division portfolio. Our pipeline of future conversion projects includes converting 147 apartment units in two of the four buildings at Lincoln Pointe, a 285-unit apartment community in Aventura, Florida; Park Avenue, a 743-unit apartment community, and Lincoln at Delaney Square, a 364-unit mid-rise community, both located in Orlando, Florida. These Orlando projects are scheduled for acquisition and conversion later this year in a 50/ 50 joint venture with a company specializing in condominium conversions. See “Summary — Recent Developments — Proposed Joint Venture Investments.”

      Townhomes, carriage houses, and low-rise condominiums. Our projects in this segment typically involve locations adjacent to fully developed areas. Prices range from $149,000 for a three bedroom, fully furnished holiday villa at Venetian Bay near Disney World in Orlando, Florida, to over $1,000,000 for a three-story, Georgian style carriage house on a narrow lot in Jardin de Belle, a single-family home development in Belle Meade, an affluent suburb of Nashville, Tennessee. We also include in this product type age-restricted developments such as Warwick Grove, a 214 home site in Warwick, New York and Cypress Grove, a 476-unit townhouse development in Pompano Beach, Florida.

      Development of low- and mid-rise rental apartment communities. We also build rental properties to add to our Investment Division portfolio on completion and lease-up. These include luxury garden apartments, such as the 296-unit Vintage Cottage Apartments in Orlando, Florida; the 262-unit Cason Estates in Murfreesboro, Tennessee; the 328-unit Deerwood development in Ocala, Florida; and the 180-unit Newbury Village development in Meriden, Connecticut. We are also developing 1118 Adams, a 90-unit affordable tax credit project in Hoboken, New Jersey.

      Renovation and repositioning of older rental apartments. Our senior management has specialized in the renovation and repositioning of older, rental apartments for several decades. Our Ansonia apartment portfolio, located in Connecticut, exemplifies this type of activity. With our partners, we acquired eleven apartment communities between 1997 and 1999, all of which suffered from neglect, poor management, and physical obsolescence. Through well-coordinated physical improvements, pro-active management, and aggressive marketing, these older properties generated sustained increases in net operating income of 16% compounded annually from their acquisition through December 31, 2003. We continue to look for promising “turn around” properties for acquisition in our core markets.

Focus on High-density, Urban In-fill Markets

      We believe the urban in-fill segment of the homebuilding business will continue to present attractive opportunities due to a number of factors. First, scarcity of suburban land for development and increased restrictions and controls on growth in many areas are channeling a large share of new construction into urban areas. Second, demographic trends of increased immigration, smaller households, and later marriages produce increased demand in urban as opposed to suburban areas. Finally, many young people in urban areas such as Hoboken, New Jersey, who might ordinarily have rented are prospects for ownership because of the recent investment performance of residential real estate and the availability and low cost of mortgage financing.

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      We believe we have several competitive advantages in the urban in-fill markets in which we operate. First, our management is familiar with the greater complexity of doing business in these markets. Our homebuilding activities have grown out of the experience of our executives in commercial and residential development, real estate finance, and property management. For example, our top four senior development executives, William S. Friedman, Robert C. Rohdie, Robert P. Rothenberg and James M. Cauley, Jr., have collectively 100 years of experience developing and repositioning residential and commercial properties. The expertise and industry contacts developed through these activities is particularly relevant to the development of high-density, urban in-fill residential communities which often requires a complex blend of political, design, construction, financial, and marketing skills.

      Most of our developments in Hoboken, New Jersey and our development in East Hanover, New Jersey are part of governmental redevelopment plans. Those projects and our projects in Ft. Lauderdale, Florida and Warwick, New York all involved extensive interaction with local officials whose approval was required for many different aspects of these developments. Such projects also involve substantial community input and review by many different governmental agencies. In addition, our senior executives are committed to being personally involved in prospective projects from the outset, which we believe increases our effectiveness in dealing with sellers and political decision makers.

      Finally, our experience in many different property types is often an advantage. In Hoboken, for example, the city council wanted to include affordable housing in the northwest Hoboken redevelopment zone. Our experience as owner of over 1,000 affordable apartment units gave us a decided advantage over our competitors, who had no such experience. This was one factor that led to our designation, along with our partners, as sole redeveloper of a portion of the northwest Hoboken redevelopment zone by the city. This designation entitles us, for those properties we do not already control, to request the city to exercise eminent domain on our behalf. Increasingly, most large projects in urban areas involve a combination of uses. Our experience owning and occasionally developing retail and office properties is also valuable in evaluating opportunities to develop mixed-use projects and gives more credibility to our proposals.

Site Selection, Design and Construction

      We generally contract to acquire land for development subject to or after receiving zoning and other approvals to reduce development related risk and preserve capital. Prior to closing the purchase, we will take our design through the approval process, or we will assist the owner in the process. We generally seek sites that have unique features and amenities, such as golf courses, nature preserves, water views, and proximity to employment and shopping, in markets where we have knowledge and management expertise. However, for markets where the supply of land and housing is constrained, such as Hoboken or Edgewater, New Jersey, our primary focus is to obtain sites at a cost that makes development economically attractive.

      Our strategy is to use creativity and flexibility in design to produce the most cost-efficient and profitable product for each location. We commence the design and planning by conducting extensive research relating to the market, customer base, product requirements, pricing, and absorption. Our research effort is directed by a dedicated project manager specializing in mid- or high-rise development in conjunction with our in-house marketing department. Based on the research results, we organize an experienced team of architects, engineers, and specialty consultants, including our in-house marketing and sales professionals, under the leadership of the project manager to create the design of the structure. We design our communities with amenity packages that meet the lifestyle needs of our targeted market. These amenities encompass such diverse offerings as luxurious clubhouses, fitness centers, indoor basketball courts, exercise trails, resident business centers and state-of-the-art internet access.

      We also contract for the services of an experienced third party general contractor during the early stages of design to assist in value engineering and the estimation of construction costs. We retain bonded general contractors under fixed-price contracts and assign full-time, on-site project supervisors to monitor construction progress and quality. Property management is involved in each rental project from its planning stages to facilitate a smooth transition into leasing and operations.

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Target Marketing and Sale Strategy

      Many of our communities are targeted at highly defined market segments, including first-time, move-up, retirement, empty-nester and affluent second-home buyers. For example, our Warwick, New York community is designed for and exclusively marketed toward adults, age 55 or older, presently residing in a single-family home within 15 miles of Warwick. On the other hand, our luxury condominiums in Hoboken are marketed to young professionals primarily under age 30. We expect that future communities will continue to be targeted toward defined market segments in keeping with the more varied lifestyles often associated with the urban areas in which most of our homebuilding is concentrated.

      We use a variety of techniques to attract prospective purchasers of our for-sale homes. We develop and execute multi-media marketing plans for each of our projects. Furthermore, we employ an experienced staff of marketing professionals who supervise and coordinate third-party copywriters, creative art directors, and graphic designers who are responsible for the design and development of most of our marketing materials and advertising messages, including newspaper and magazine print, direct mail, and billboards. Much of our traffic is generated from our property-specific web sites that offer potential buyers a virtual tour of our property, as well as descriptions of the amenities, floor plans and area information. Brochures, scaled architectural models, walk-in kitchen and bathroom models and other marketing materials are used to assist sales associates in explaining and demonstrating the residences to be built. We use an in-house sales team or an outside marketing and sales team as dictated by each market.

      We commence our sales program prior to completion of the construction of our communities. Purchasers enter into sales contracts for their respective homes and are required to pay us a deposit of 10% to 20% of the purchase price. Purchasers are entitled to cancel purchase agreements within specified periods after execution in accordance with local statutory requirements. After the expiration of the statutory rescission period, the deposit becomes non-refundable. However, purchasers generally have no obligation beyond their deposit in the event of default.

      In certain instances, we take non-binding reservations for our homes prior to state approval of our condominium documents. These reservations require a deposit, which is refundable. Upon approval of our condominium documents, we convert our reservations to sales contracts. The reservation system is used strategically to monitor pent-up demand for our homes, fine-tune our asking prices, and assess market preferences as to unit types and upgraded decorative finishes. The closing of a home usually occurs 60-90 days after the later of the contract date or notification that the construction of the home is complete and has the required local statutory occupancy approvals.

      As part of our objective to provide homebuyers a seamless home purchasing experience, we have developed and are expanding a complementary financial services business. In 2003, we formed Tarragon Mortgage Company to provide competitive financing to our homebuyers and in 2004 began closing loans. Tarragon Mortgage Company acts as a mortgage broker and agent of various lenders, but does not fund or hold any mortgages itself. Revenues from these activities consist primarily of origination and premium fee income. Our mortgage brokerage services are currently offered only to buyers of our homes, although we intend to extend this service to tenants moving out of our rental properties to purchase a home.

Financing

      We generally finance our development activities through acquisition, development and construction loans, with the required equity investment coming from internally generated funds. These loans often require that we provide a payment guaranty, and may require a minimum number of executed sales contracts prior to funding. Mortgage financing proceeds and proceeds from the sale of properties generated by our Investment Division portfolio have also been significant sources of funding for our homebuilding activities to date. See the discussion above under “Dispositions” and “Financing” for the Investment Division.

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Joint Ventures

      We often undertake homebuilding projects in partnership with third parties when our partner has either site control in markets where it is extremely difficult to obtain attractive sites for development, or a particular expertise in the kind of project proposed, or both.

      For example, Richard Zipes and his affiliates, our joint venture partners in connection with the development of the Las Olas River House, a 42-story luxury high-rise condominium project in Fort Lauderdale, Florida, and the adjacent property, planned as a mixed-use retail and condominium development, as well as The Metropolitan, an 18-story luxury high-rise condominium development in Sarasota, Florida, has significant expertise in high-rise development. We have a 67.0% limited partnership interest in Las Olas River House and a 69.5% limited partnership interest in each of the other two partnerships, with our partners holding a 32.0% limited partnership interest in Las Olas River House and a 29.5% limited partnership interest in each of the other two. The general partner of each of these partnerships is a corporation owned 50/50 with our partner, and our partner acts as the developer on the partnerships’ projects. Until we receive a return of our capital and a specified compounded return, we have control over the general partner of these partnerships. Once we receive such return, we will share control over such general partner equally with our partner. Transfers of partnership interests are subject to customary restrictions. We have guaranteed a total of $145.5 million in construction and mezzanine loans on the Las Olas project, as well as land loans totaling $19.7 million for the other two joint ventures.

      Our partners in our development projects in Hoboken, New Jersey had both local market expertise and control of a number of attractive sites in a market with significant barriers to entry and very few sites available for development. We have undertaken two 50/ 50 joint ventures with Ursa Development Group, Inc., including Thirteenth Street Development, LLC, which has two mid-rise luxury condominiums, XII Hundred Grand and XIII Hundred Grand, under development in Hoboken. Homes in both projects are currently being marketed for sale. We have guaranteed construction loans totaling $55 million to this joint venture. We have also entered into three additional joint ventures where we have a 40% interest, with Ursa Development Group, Inc. holding a 30% interest and Frank Raia owning a 30% interest, for the purpose of acquiring, developing, operating and selling condominium projects in Hoboken. One of these joint ventures, Adams Street Development, LLC, now has 1100 Adams, a mid-rise luxury condominium project, under development. We have guaranteed a land acquisition loan of $5.1 million in connection with the 1100 Adams project. In all of our Hoboken projects, we manage the ventures jointly with Ursa Development Group, Inc.

Division Management

      The Homebuilding Division is divided into two regions — the Northeast and the Southeast. Robert Rohdie, who has 34 years in the residential construction industry and has built over 25,000 multi-family homes in his career, heads the Homebuilding Division management team, and oversees the Northeast operations from our New York office. James M. Cauley, Jr., with over 19 years of residential real estate experience, oversees Tarragon South Development Corp. based in Fort Lauderdale, Florida. Each region has a team of developers, project managers, attorneys and sales staff that round out the employee base. Generally, each project has a dedicated Senior Project Manager supported by a Junior Project Manager.

Information Systems and Controls

      We assign a high priority to the development and maintenance of our budget and cost control systems and procedures. Our regional offices are connected to corporate headquarters through an integrated accounting, financial and operational management information system. Through this system, our management regularly evaluates the operations of our rental communities and the status of our development projects in relation to budgets to determine the cause of any variances and, where appropriate, adjusts our operations to capitalize on favorable variances or to limit adverse financial impacts.

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Competition

      The homebuilding industry and real estate development is highly competitive. We compete against numerous developers and others in the real estate business in and near the markets where our communities are located. Therefore, we may be competing for investment opportunities, financing, available land, and potential buyers with entities that may possess greater financial, marketing, or other resources. Nevertheless, our size permits our most senior and experienced executives to participate directly in acquisition negotiations and decisions. Contact with ultimate decision makers is particularly important in convincing sellers that their acceptance of an offer from us will result in a completed transaction. Moreover, the speed with which we are able to act is often a factor in closing a purchase.

      Ownership of rental properties in which we invest is highly fragmented among individuals, partnerships, and public and private entities. No single entity or person dominates the market for such opportunities. We believe that there is and will continue to be a strong demand for housing in the markets where we seek additional investments and that attractive investment opportunities will continue to be available.

Employees

      As of June 30, 2004, we employed 493 people of whom 443 were full-time and 50 were part-time employees. This includes 300 site-level property employees, who operate the Investment Division apartment properties, and 193 corporate staff, 32 of whom were employed in the Investment Division, 98 of whom were employed in the Homebuilding Division and 63 of whom serve both divisions in areas such as accounting, human resources, and information technology. We do not have any union employees. We believe we have a good relationship with our employees.

Environmental Matters

      Under federal, state, and local environmental laws, ordinances, and regulations, we may be liable for removal or remediation costs, as well as other costs (such as fines or injuries to persons and property) where our employees may have arranged for removal, disposal, or treatment of hazardous or toxic substances. In addition, environmental laws impose liability for release of asbestos-containing materials into the air, and third parties can seek recovery from us for personal injury associated with those materials. We are not aware of any liability relating to these matters that would have a material adverse effect on our business, financial position, or results of operations. However, there is a matter involving the alleged release of asbestos-containing materials at one of our condominium conversion projects, as described below under “— Legal Proceedings.” As of this date, we are unable to determine the outcome of this matter or whether it will have a material impact on our financial statements.

Legal Proceedings

      In April 2003, in connection with the condominium conversion of Pine Crest Village at Victoria Park, a contractor we hired may have inadvertently disturbed asbestos-containing materials. Such actions are currently under investigation by the Environmental Protection Agency and may result in civil and/or criminal proceedings under applicable law. We do not know the extent of the resulting liability, if any, at this time. However, we completed remediation of asbestos-containing materials at the project for a total cost of $800,000, and we have incurred legal and other professional fees and costs of relocation of residents in connection with this matter totaling $326,000 to date.

      We are also a party to various claims and routine litigation arising in the ordinary course of business. We do not believe that the results of these claims and litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position, or results of operations.

8

Appendix III

PROPERTIES

      At June 30, 2004, our real estate portfolio had 90 properties, including 62 operating apartment communities, three apartment communities owned and under development, eight office buildings, ten retail properties, and seven tracts of land. Unconsolidated joint ventures owned 23 of the 90 properties. We also had nine consolidated and five unconsolidated active for-sale communities and seven consolidated single-family home site developments. We, or the consolidated or unconsolidated subsidiaries, partnerships, or joint ventures that own our properties, generally have fee simple title to these properties, and most of them are pledged to secure mortgages. For a detailed listing of these mortgages, see the table below entitled “Mortgage Loans Secured by Owned Properties.” We believe our properties are adequately covered by liability and casualty insurance, consistent with industry standards.

      The following tables summarize information about our operating rental apartment and for-sale communities. Our ownership interest is presented for communities owned through joint ventures. Dollar amounts are in thousands.

Communities Summarized by Market

June 30, 2004

				For-Sale Communities
	Rental Communities
					Number of
	Number of	Number of	Percentage	Number of	Homes or	Percentage
Market	Communities	Apartments	of Total	Communities	Home Sites	of Total

Florida	23	5,600	39%	19	2,408	67%
Connecticut	14	2,707	19%
Texas	8	1,727	11%
New Jersey				5	776	21%
New York				1	214	6%
Tennessee	2	802	6%	2	222	6%
California	2	730	5%
Ohio	1	504	4%
Georgia	1	360	3%
Kentucky	3	424	3%
Maryland	1	459	3%
Louisiana	2	320	2%
South Carolina(1)	1	216	2%
Alabama	1	178	1%
Michigan	1	170	1%
Oklahoma	2	178	1%

	62	14,375	100%	27	3,620	100%

(1)	Represents one rental community currently in lease-up and in the Homebuilding Division.

1

Rental Apartment Communities

June 30, 2004

						Average Monthly Rent
						Per Unit(2)			Net
					Physical				Carrying
					Occupancy				Value(3)
										Held by
		Tarragon’s				December 31,				Guarantor
		Interest in	Number of	Age in	At June 30,			June 30,	June 30,	under the
Community	Location	Profits(1)	Apartments	Years	2004	2002	2003	2004	2004	Notes

Same Store Stabilized Investment Division Apartments
Acadian Place	Baton Rouge, LA		120	30	85.8%	$556	$559	$599	$3,012	Yes
Antelope Pines	Lancaster, CA		314	19	95.2%	710	784	840	15,585	Yes
Autumn Ridge	East Haven, CT	70%	116	31	90.5%	599	618	626	1,824	No
Bayfront	Houston, TX		200	33	94.0%	645	648	647	2,411	Yes
Brooks, The	Addison, TX		104	35	93.3%	665	623	611	2,548	Yes
Carlyle Towers	Southfield, MI		170	34	95.9%	930	915	915	5,043	Yes
Club at Danforth	Jacksonville, FL	99%	288	7	88.2%	821	852	844	14,357	No
Courtyard at the Park	North Miami, FL		127	32	92.1%	769	770	785	4,091	Yes
Creekwood North	Altamonte Springs, FL		180	31	96.7%	629	642	645	3,083	Yes
Cross Creek	Lexington, KY		144	38	88.2%	576	573	579	990	Yes
Desert Winds	Jacksonville, FL		152	32	99.3%	580	596	617	1,955	Yes
Dogwood Hills	Hamden, CT	70%	46	32	95.7%	968	1,022	1,039	2,512	No
Forest Oaks	Lexington, KY		154	33	92.2%	616	584	588	3,184	Yes
Forest Park	Rocky Hill, CT		161	37	88.8%	860	922	931	8,822	Yes
Fountainhead	Kissimmee, FL		184	16	92.4%	739	742	752	6,993	Yes
French Villa	Tulsa, OK		100	33	94.0%	657	645	652	2,550	Yes
Groton Towers	Groton, CT	70%	114	31	91.2%	860	908	909	4,548	No
Gull Harbor	New London, CT	70%	65	30	95.4%	697	713	724	1,520	No
Hamden Centre	Hamden, CT	70%	65	34	90.8%	865	892	897	2,752	No
Harbour Green	Panama City Beach, FL		200	7	99.5%	751	768	801	9,549	No
Heather Hill	Temple Hills, MD		459	38	96.9%	862	912	922	11,570	Yes
Kirklevington	Lexington, KY		126	29	96.8%	580	583	580	2,409	Yes
Lakeview	Waterbury, CT	70%	88	16	94.3%	774	808	808	2,817	No
Liberty Building	New Haven, CT	90%	124	5	91.9%	991	1,047	1,050	7,611	No
Links at Georgetown	Savannah, GA	99%	360	5	89.2%	793	795	829	21,225	No
Martins Landing	Lakeland, FL		236	31	94.1%	570	590	608	5,360	No
Mayfaire at Windsor Parke	Jacksonville, FL		324	7	94.4%	841	874	883	18,978	No
Meadowbrook	Baton Rouge, LA		200	36	90.5%	497	504	515	1,491	Yes
Mission Trace	Tallahassee, FL		96	15	93.8%	641	655	657	2,593	Yes
Morningside	Jacksonville, FL		112	31	94.6%	559	573	582	2,179	Yes
Mustang Creek	Arlington, TX		120	30	91.7%	958	920	916	3,690	Yes
Nutmeg Woods	New London, CT	70%	382	34	93.2%	776	815	841	16,046	No

2

Rental Apartment Communities — (Continued)

						Average Monthly Rent
						Per Unit(2)			Net
					Physical				Carrying
					Occupancy				Value(3)
										Held by
		Tarragon’s				December 31,				Guarantor
		Interest in	Number of	Age in	At June 30,			June 30,	June 30,	under the
Community	Location	Profits(1)	Apartments	Years	2004	2002	2003	2004	2004	Notes

Ocean Beach	New London, CT	70%	455	32	93.8%	$653	$688	$701	$13,351	No
Palm Court	North Miami, FL		144	33	95.1%	745	758	779	2,483	Yes
Park Dale Gardens	Dallas, TX		224	29	92.0%	625	617	608	1,861	Yes
Parkview	Naugatuck, CT	70%	160	33	96.3%	940	940	954	6,343	No
The Regents	Jacksonville, FL		304	32	92.1%	530	560	574	5,305	Yes
River City Landing	Jacksonville, FL		352	39	90.6%	581	611	620	11,638	No
Sagamore Hills	Middletown, CT	70%	212	36	94.8%	801	792	786	7,954	No
Silver Creek	Jacksonville, FL		152	32	99.3%	617	635	635	1,805	Yes
Southern Elms	Tulsa, OK		78	36	89.7%	578	573	573	1,393	Yes
Summit on the Lake	Ft. Worth, TX		198	18	97.5%	570	569	566	3,912	Yes
Vineyard at Eagle Harbor	Orange Park, FL	99%	328	6	85.4%	874	873	891	17,556	No
Vintage at Legacy	Frisco, TX		320	5	94.1%	937	937	916	25,497	No
Vintage on the Green	Orlando, FL		396	4	94.2%	902	874	849	28,307	No
Vistas at Lake Worth	Ft. Worth, TX		265	6	95.5%	703	702	689	13,868	Yes
Woodcliff Estates	East Hartford, CT	70%	561	35	92.2%	781	779	783	19,594	No
Woodcreek	Jacksonville, FL		260	29	91.2%	628	650	653	3,870	Yes
Woodcreek Garden	Lancaster, CA		416	16	95.7%	704	785	845	21,446	Yes

Subtotals/Averages			10,456		93.2%	732	749	760	379,481

Investment Division Apartments In Lease Up(4)
Arbor Glen	Toledo, OH	57%	504	36	79.8%	408	399	403	6,808	No
Aventerra Apartment Homes	Dallas, TX		296	30	85.5%	618	603	573	6,356	Yes
Somerset Park	Memphis. TN		524	30	84.2%	480	478	478	8,381	Yes
Villa Tuscany	Orlando, FL	70%	342	3	93.3%	889	804	802	21,997	No
Vintage at Abacoa	Jupiter, FL	70%	390	1	83.6%	1,259	1,138	1,170	41,306	No
Vintage at Lake Lotta	Ocoee, FL		199	3	93.5%	918	904	902	17,401	No
Vintage at Madison Crossing	Huntsville, AL		178	2	91.6%	753	766	768	10,644	No
Vintage at Plantation Bay	Jacksonville, FL		240	3	89.2%	892	912	911	13,906	No
Vintage at Tampa Palms	Tampa, FL		298	3	90.6%	1,011	952	942	20,825	No
Vintage at the Parke	Murfreesboro, TN	70%	278	3	87.8%	743	777	805	14,807	No
Vintage Cottage	Orlando, FL		296	1	94.3%	—	854	873	19,848	No

Subtotals/Averages(6)			3,545		87.4%	564	566	748	182,279

3

Rental Apartment Communities — (Continued)

						Average Monthly Rent
						Per Unit(2)			Net
					Physical				Carrying
					Occupancy				Value(3)
										Held by
		Tarragon’s				December 31,				Guarantor
		Interest in	Number of	Age in	At June 30,			June 30,	June 30,	under the
Community	Location	Profits(1)	Apartments	Years	2004	2002	2003	2004	2004	Notes

Investment Division Acquired in 2004
200 Fountain Apartment Homes	New Haven, CT		158	39	77.7%	$—	$—	$1,126	$15,389	No

			158		77.7%	—	—	1,126	15,389

Subtotals/Averages — All Investment Division Apartments(5)(6)			14,159		91.6%	692	703	761	577,149

Homebuilding Division Rental Apartments
Vintage at Fenwick Plantation	Charleston, SC	70%	216	2	38.9%	1,050	1,028	1,034	16,510	No

Subtotals/Averages			216	2	38.9%	1,050	1,028	1,034	16,510

Total/Averages — All Rental Apartments(5)(6)			14,375		90.8%	$698	$708	$765	$593,659

(1)	If blank, the interest is 100%.

(2)	Average monthly rent is defined as total possible rent (actual rent for leased apartments and asking rent for vacant apartments) for the month of June or December divided by number of units.

(3)	For properties owned by unconsolidated joint ventures, this balance represents the net carrying value on the books of the joint venture.

(4)	All of these properties were transferred to the Investment Division from the Homebuilding Division after January 1, 2002. Physical occupancy as of June 30, 2004, for apartment communities in lease up during 2002, 2003, or the six months ended June 30, 2004, was as follows:

Arbor Glen	79.8%
Aventerra Apartment Homes	85.5%
Somerset Park	84.2%
Villa Tuscany	93.3%
Vintage at Abacoa	83.6%
Vintage at Lake Lotta	93.5%
Vintage at Madison Crossing	91.6%
Vintage at Plantation Bay	89.2%
Vintage at Tampa Palms	90.6%
Vintage at the Parke	87.8%
Vintage Cottage	94.3%

(5)	Average monthly rent per unit as of December 31, 2002, for the Investment Division Apartments in Lease Up, excludes Vintage Cottage because it did not begin operations until April 2003.

(6)	Average monthly rent excludes the effect of 200 Fountain from 2003 and 2002 as this property was acquired in May 2004.

4

Planned Rental Apartment Communities

June 30, 2004

      Our development program includes the construction of the rental communities presented below. We expect to purchase the land in Ocala, Florida, in the third quarter of 2004. The 90-unit property in Hoboken, New Jersey, will be an affordable apartment community, and we will utilize tax credits under a federal program and capital grants and loans from the New Jersey Housing Finance Agency to pay for two-thirds of the costs of this project. We plan to use construction loans to finance the remaining costs of 1118 Adams Street and eighty to eighty-five percent of the costs of the other three properties. We will use internally generated funds to pay for the remainder of the costs of these properties.

	Tarragon’s					Guarantor
	Interest in		Number of	Budgeted	Construction	under the
Community	Profits(1)	Location	Apartments	Cost	Start(2)	Notes

1118 Adams Street	40%	Hoboken, NJ	90	$20,000	Jun-04	No
Cason Estates		Murfreesboro, TN	262	18,000	Feb-04	No
Newbury Village		Meriden, CT	180	25,000	May-04	No
Deerwood	50%	Ocala, FL	328	22,000	Oct-04(2)	No

Total			860	$85,000

(1)	If blank, the interest is 100%.

(2)	Represents expected start for Deerwood.

5

Active For-Sale Communities

June 30, 2004

      Our development program includes construction or renovation of the for-sale communities listed below. Costs to complete in excess of construction financing available will be paid with internally generated funds.

			Number of			Held by
		Tarragon’s	Remaining		Construction	Guarantor
		Interest	Homes or	Costs to	Financing	under the
Community	Location	in Profits(1)	Home Sites(2)	Complete(3)	Available(4)	Notes

				(In thousands)
5600 Collins	Miami Beach, FL		6	$1,000	$1,000	Yes
Alexandria Place	Apopka, FL	40%	69	—	—	No
Alexandria Pointe	Deland, FL	40%	123	2,000	1,900	No
Alta Mar	Ft. Myers, FL		131	16,000	16,000	No
Las Olas River House	Ft. Lauderdale, FL	67.5%	287	17,900	14,600	No
Pine Crest Village I	Ft. Lauderdale, FL		2	100	—	Yes
Pine Crest Village II	Ft. Lauderdale, FL		116	3,300	3,300	Yes
Southridge Pointe	Deland, FL	40%	29	700	700	Yes
Tuscany on the Intracoastal	Boynton Beach, FL		162	3,200	500	Yes
Venetian Bay Village II	Kissimmee, FL	56%	136	8,800	8,800 (5)	No
Venetian Bay Village III	Kissimmee, FL	56%	144	14,100	14,100 (5)	No
Waterstreet at Celebration	Celebration, FL		232	5,100	1,000	No
Wekiva Crest	Apopka, FL	40%	16	—	—	No
Woods at Southridge	Deland, FL	40%	17	500	400	No
Woods of Lake Helen	Lake Helen, FL	40%	105	—	—	No
XII Hundred Grand	Hoboken, NJ	50%	159	19,800	19,700	No
XIII Hundred Grand	Hoboken, NJ	50%	118	11,600	11,600	No

			1,852	$104,100	$93,600

Projects without completed budgets(6):
100 East Las Olas	Ft. Lauderdale, FL	70%	90			No
1100 Adams	Hoboken, NJ	40%	76			No
Cypress Grove	Pompano Beach, Florida	50%	476			No
Jardin de Belle	Nashville, TN		35			No
Warwick Grove	Warwick NY	50%	214			No

			891

(1)	If blank, the interest is 100%.

(2)	Number of remaining homes or home sites includes both backlog and unsold inventory.

(3)	Costs to complete represent estimated construction costs to complete the projects. In addition to these costs, we anticipate incurring marketing, advertising, selling commissions and closing costs, and interest on mezzanine debt.

(4)	Construction financing available represents funds available from construction loans. For the June 30, 2004, loan balances, please see the table below entitled “Mortgage Loans Secured by Owned Properties.”

(5)	We have a $9 million revolving construction loan. As we complete buildings and close sales, we pay down the loan, which makes additional borrowings available.

(6)	We are in the process of developing our budgets for these projects.

6

Commercial Properties

June 30, 2004

      The following chart describes whether our commercial properties are held by guarantors:

Held by
Guarantors
under the
Name	Notes

1505 Highway 6 South	Yes
801 Pennsylvania Ave	No
Emerson Center — Office	Yes
Emerson Center — Retail	Yes
Lakeview Mall	Yes
Mariner Plaza	No
Merritt 8	No
Midway Mills SC	Yes
Northside Mall	Yes
Northwest O’Hare Ofc Park	No
Orlando Central Park	Yes
Paramus 17 North Shopping Ctr	No
Park 20 Office Park	No
Prospect Park	No
Stewart Square	No
Time Square SC	Yes
Tryon Plaza — Charlotte	Yes
University Center	Yes

7

Mortgage Loans Secured By Owned Properties

June 30, 2004

	Balance	Stated			Balance
	June 30,	Interest		Maturity	Due at
Name of Property	2004	Rate(D)		Date	Maturity

	(Dollars in thousands)
Investment Division Consolidated Apartment Communities
200 Fountain Apartment Homes	$11,365	3.66%	(A)	Nov-05	$11,111
Acadian Place	3,024	6.56%	(C)	Jan-09	2,765
Antelope Pines	11,700	1.07%	(B)	Nov-31	2,300
Antelope Pines — supplemental mortgage	1,453	5.93%	(C)	Mar-10	—
Antelope Pines — supplemental mortgage	3,083	5.93%	(C)	Mar-10	2,802
Bayfront	3,959	5.99%	(C)	Nov-08	3,605
Brooks, The	2,993	7.25%	(C)	Jun-09	2,770
Carlyle Towers	5,075	6.96%	(C)	Mar-08	4,724
Carlyle Towers — supplemental mortgage	1,737	7.90%	(C)	Jan-11	1,574
Courtyard at the Park	4,435	7.83%	(C)	Sep-10	4,083
Creekwood North	4,762	8.02%	(C)	Aug-10	4,400
Cross Creek	2,514	7.54%	(C)	Oct-07	2,367
Desert Winds/ Silver Creek	6,941	5.03%	(C)	Jun-13	5,319
Forest Oaks	2,650	8.16%	(C)	Jun-06	2,501
Forest Park	9,932	5.22%	(C)	Oct-12	8,531
Fountainhead	7,012	8.06%	(C)	Jul-10	6,491
French Villa	1,797	6.82%	(C)	Jan-09	1,648
French Villa — supplemental mortgage	1,198	7.23%	(C)	Mar-11	1,086
Harbour Green	9,821	3.09%	(A)	May-06	9,821
Harbour Green — supplemental mortgage	2,829	3.26%	(A)	May-06	2,829
Heather Hill	16,885	4.88%	(C)	Nov-10	14,757
Heather Hill — supplemental mortgage	2,753	5.62%	(C)	Nov-10	2,470
Heather Hill — supplemental mortgage	4,714	5.95%	(C)	Oct-12	4,125
Kirklevington	2,829	6.74%	(C)	Feb-09	2,589
Martins Landing	6,956	3.09%	(A)	May-06	6,956
Mayfaire at Windsor Parke	18,045	7.56%	(C)	Oct-09	16,713
Meadowbrook	3,443	6.56%	(C)	Jan-09	3,148
Meadowbrook — supplemental mortgage	613	7.26%	(C)	Apr-11	556
Mission Trace	3,775	5.15%	(C)	Jun-09	3,480
Morningside	2,302	3.17%	(B)	Dec-12	1,659
Mustang Creek	5,697	8.06%	(C)	Jul-10	5,274
Palm Court	4,477	7.59%	(C)	Oct-10	4,103
Palm Court — supplemental mortgage	794	6.30%	(C)	Jan-13	699
Park Dale Gardens	5,386	8.11%	(C)	Jul-10	4,989
Regents, The	6,086	8.06%	(C)	Jul-10	5,634
Regents, The — supplemental mortgage	1,974	6.18%	(C)	Aug-12	1,739
River City Landing	10,307	3.09%	(A)	May-06	10,307
Southern Elms	1,636	4.67%	(B)	Apr-07	1,540
Summit on the Lake	4,343	6.35%	(C)	Aug-27	—

8

Mortgage Loans Secured By Owned Properties
June 30, 2004

	Balance	Stated			Balance
	June 30,	Interest		Maturity	Due at
Name of Property	2004	Rate(D)		Date	Maturity

	(Dollars in thousands)
Villa Tuscany	$22,000	3.41%	(A)	Sep-04	$22,000
Villa Tuscany — supplemental mortgage	984	12.00%	(C)	Sep-04	984
Vintage at Abacoa	39,609	3.31%	(A)	May-06	37,858
Vintage at Lake Lotta	13,579	3.26%	(A)	Nov-05	13,215
Vintage at Legacy	21,431	3.09%	(A)	May-06	21,431
Vintage at Madison Crossing	9,469	3.36%	(A)	Jan-06	9,175
Vintage at Plantation Bay	14,872	3.09%	(A)	May-06	14,872
Vintage at Tampa Palms	19,343	3.61%	(A)	May-05	19,026
Vintage at the Park	14,545	3.09%	(A)	May-06	14,545
Vintage Cottage	20,597	3.09%	(A)	May-06	19,643
Vintage on the Green	25,817	3.09%	(A)	May-06	25,817
Vistas at Lake Worth	9,097	6.61%	(C)	Oct-11	8,092
Woodcreek	6,571	6.79%	(C)	Sep-08	6,057
Woodcreek — supplemental mortgage	1,742	7.90%	(C)	Jan-11	1,578
Woodcreek Garden	13,330	1.07%	(B)	Dec-31	2,701
Woodcreek Garden — supplemental mortgage	4,262	6.26%	(C)	Jun-14	—
Woodcreek Garden — supplemental mortgage	3,034	6.69%	(C)	Jun-14	2,497

	441,577	4.46%	(E)		390,956

Office Buildings
1505 Hwy. 6	2,669	2.92%	(A)	Jun-05	2,669
Emerson Center	7,353	3.61%	(A)	Feb-05	7,278
Orlando Central Park	5,588	6.00%	(C)	Oct-04	5,562
Park 20 West	1,545	8.68%	(C)	Mar-06	1,407
Times Square	880	2.87%	(A)	Jun-05	880

	18,035	4.65%	(E)		17,796

Shopping Centers
Mariner Plaza	1,618	7.15%	(C)	Jan-09	1,500
Midway Mills Crossing	3,612	8.64%	(C)	Dec-05	3,465
Northwest O’Hare	2,990	4.00%	(B)	Apr-06	2,780
Paramus Container Store	8,049	3.86%	(A)	Oct-07	7,480
Stewart Square	3,277	8.10%	(C)	Nov-10	3,025

	19,546	5.75%	(E)		18,250

Land
Fort Worth Land	1,950	8.50%	(C)	Oct-04	1,950

	1,950	8.50%	(E)		1,950

Commercial properties and land(F)	39,531	5.38%	(E)		37,996

9

Mortgage Loans Secured By Owned Properties
June 30, 2004

	Balance	Stated			Balance
	June 30,	Interest		Maturity	Due at
Name of Property	2004	Rate(D)		Date	Maturity

	(Dollars in thousands)
Homebuilding Division Rental Apartment Communities
Aventerra Apartment Homes	$7,871	3.36%	(A)	Dec-05	$7,871
Vintage at Fenwick Plantation	14,425	3.36%	(A)	Sep-04	14,425

	22,296	3.36%	(E)		22,296

MORTGAGES ON REAL ESTATE	503,404	4.49%	(E)		451,248

Homebuilding Division Inventory
100 East Las Olas	4,125	6.00%	(A)	Mar-05	4,125
5600 Collins	23	4.00%	(A)	May-05	23
Alexandria Place	1,877	6.50%	(B)	Jun-05	1,877
Alexandria Pointe	617	4.36%	(A)	Jun-07	617
Alta Mar	4,245	3.36%	(A)	Nov-06	4,245
Las Olas Riverhouse	95,316	4.16%	(A)	Apr-05	95,316
Las Olas Riverhouse — supplemental mortgage	35,558	4.86%	(A)	Mar-05	35,558
Metropolitan Sarasota	15,523	3.86%	(A)	Aug-04	15,523
Pinecrest	5,062	3.36%	(A)	Feb-06	5,062
Pinecrest — supplemental mortgage	16,000	3.76%	(A)	Feb-06	16,000
Smoky Mountain Ridge	3,205	6.00%	(A)	Jan-05	3,205
Smoky Mountain Ridge — supplemental mortgage	1,223	4.75%	(A)	Aug-04	1,223
Southridge Pointe	458	4.36%	(A)	Jun-06	458
Tuscany on the Intracoastal	12,449	3.61%	(A)	Jun-06	12,449
Venetian Bay	3,931	3.86%	(A)	Dec-05	3,931
Venetian Bay — supplemental mortgage	6,000	4.11%	(A)	Jun-05	6,000
Waterstreet at Celebration	25,125	4.31%	(A)	Mar-06	25,125
Wekiva Crest	217	6.50%	(A)	Sep-04	217
Woods of Lake Helen	2,262	6.00%	(A)	Nov-05	2,262
Woods of Lake Helen — supplemental mortgage	250	6.50%	(C)	Apr-05	232

Woods at Southridge	302	4.36%	(A)	Dec-05	302

	233,768	4.27%	(E)		233,750

TOTAL CONSOLIDATED MORTGAGES	737,172	4.42%	(E)		684,998

Mortgage Debt of Unconsolidated Partnerships and Joint Ventures

Investment Division Apartment Communities
Arbor Glen	4,630	8.02%	(C)	Jan-06	4,404
Autumn Ridge	3,175	6.89%	(C)	Apr-11	2,856
Autumn Ridge — supplemental mortgage	1,025	6.01%	(C)	Apr-13	888
Club at Danforth	14,402	7.56%	(C)	Oct-09	13,338
Dogwood Hills	3,053	5.22%	(C)	Oct-12	2,622

10

Mortgage Loans Secured By Owned Properties
June 30, 2004

	Balance		Stated			Balance
	June 30,		Interest		Maturity	Due at
Name of Property	2004		Rate(D)		Date	Maturity

	(Dollars in thousands)
Groton Towers	$4,631		7.82%	(C)	Sep-10	$4,263
Groton Towers — supplemental mortgage	1,071		5.96%	(C)	Oct-10	968
Groton Towers — supplemental mortgage	931		5.98%	(C)	Oct-12	815
Gull Harbor	2,900		5.52%	(C)	Jul-09	2,699
Hamden Centre	3,624		5.22%	(C)	Oct-12	3,113
Lakeview	2,828		8.00%	(C)	Jul-10	2,615
Lakeview — supplemental mortgage	679		5.16%	(C)	May-13	578
Liberty Building	9,614		5.19%	(C)	Oct-12	8,252
Links at Georgetown	13,367		7.31%	(C)	Jun-09	12,256
Links at Georgetown — supplemental mortgage	244		6.53%	(C)	Jun-09	228
Links at Georgetown — supplemental mortgage	5,338		6.43%	(C)	Jun-09	4,972
Nutmeg Woods	12,963		7.68%	(C)	Sep-10	11,904
Nutmeg Woods — supplemental mortgage	3,069		5.96%	(C)	Oct-10	2,775
Nutmeg Woods — supplemental mortgage	2,763		5.98%	(C)	Oct-12	2,419
Ocean Beach	18,254		5.22%	(C)	Oct-12	15,680
Parkview	6,323		7.86%	(C)	Aug-10	5,829
Parkview — supplemental mortgage	1,639		6.91%	(C)	Dec-12	1,433
Parkview — supplemental mortgage	1,093		6.27%	(C)	Dec-14	917
Sagamore Hills	7,506		7.85%	(C)	Jul-10	6,925
Sagamore Hills — supplemental mortgage	833		5.06%	(C)	Apr-13	708
Vineyard at Eagle Harbor	17,803		7.61%	(C)	Nov-10	16,301
Woodcliff Estates	19,324		7.68%	(C)	Sep-10	17,745
Woodcliff Estates — supplemental mortgage	3,473		7.61%	(C)	Jan-13	3,084
Woodcliff Estates — supplemental mortgage	3,937		5.46%	(C)	May-15	3,208

	170,492		6.89%	(E)		153,795

Commercial Properties
801 Pennsylvania	3,937		7.12%	(C)	Jul-08	3,682
Merritt 8	19,500		4.53%	(A)	Jul-23	3,813

	23,437	(G)	4.97%	(E)		7,495

Mortgages on real estate	193,929		6.66%	(E)		161,290

Homebuilding Division Inventory
1100 Adams Street	5,075		3.86%	(A)	Dec-04	5,075
XII Hundred Grand	11,282		3.36%	(A)	Apr-06	11,282
XIII Hundred Grand	12,424		3.36%	(A)	Mar-06	12,424

	28,781		3.45%	(E)		28,781

Total unconsolidated mortgages	222,710		6.24%	(E)		190,071

TOTAL ALL MORTGAGES	$959,882		4.80%	(E)		$875,069

11

Mortgage Loans Secured By Owned Properties
June 30, 2004

	Balance	Stated			Balance
	June 30,	Interest		Maturity	Due at
Name of Property	2004	Rate(D)		Date	Maturity

	(Dollars in thousands)
Summary by interest rate type:
Total variable rate mortgages	$563,709	3.73%	(E)		$543,444
Total variable rate mortgages subject to cap	33,835	1.95%	(E)		12,857
Total fixed rate mortgages	362,338	6.84%	(E)		318,768

	$959,882	4.84%	(E)		$875,069

(A)	Variable rate mortgage.

(B)	Variable rate mortgage subject to cap or ceiling.

(C)	Fixed rate mortgage.

(D)	For loans with variable rates, the rate in effect at June 30, 2004, is presented.

(E)	Represents weighted average interest rate as of June 30, 2004, computed based upon the June 30, 2004, balances.

(F)	Includes mortgages secured by twelve commercial properties and three tracts of land.

(G)	Includes mortgages secured by two commercial properties.

12

Appendix IV

DESCRIPTION OF INDEBTEDNESS

Unsecured Indebtedness

Beachwold Facility

      We have a $20.0 million unsecured revolving line of credit with Beachwold Partners, L.P., a Texas partnership, of which Mr. Friedman is the general partner. Advances under this line of credit will be made to us upon our request, not more frequently than monthly. Advances bears interest at the lower of (i) 100 basis points over the thirty-day LIBOR and (ii) the lowest rate at which credit is offered to us in writing by any third party lender for an unsecured loan. Interest is payable only on demand, which demand will not be more frequently than monthly. Prepayments may be made without penalty or premium, in whole or in part, at any time. All outstanding principal and interest and other sums owed under this line of credit are due at maturity in January, 2006. As of June 30, 2004, all amounts under this line of credit were available for borrowing.

Wachovia Facility

      We have a fully utilized $5.0 million unsecured line of credit with Wachovia Bank, which bears interest at 200 basis points over the 30 day LIBOR and matures in July 2005. The agreement governing this line of credit requires us to maintain a quarterly ratio of EBITDA to debt service of at least 1.25x and tangible net worth (defined as stockholders’ equity less goodwill) of at least $70.0 million. The line of credit may also limit or restrict, among other things, bankruptcy, material business alternations or material capital structure alterations, and certain other transactions and business activities. As of June 30, 2004, we were in compliance with these covenants. We expect to use a portion of the proceeds from the issuance of the notes to repay all outstanding amounts under this line of credit, although we will maintain $5.0 million of availability under this line of credit following the closing of the offering.

Regions Facility

      We also have a $2.0 million line of credit with Regions Bank, which matures on August 10, 2004. The line of credit is secured by shares of our common stock beneficially owned by Mr. Friedman and his affiliates. Advances bear interest at a rate of one month LIBOR plus 240 basis points. In July 2004, we repaid this line of credit using cash on hand. Regions Bank and we are currently discussing a renewal and extension of this line of credit.

Secured Indebtedness

SouthTrust Facility

      We have a $20.2 million revolving line of credit with SouthTrust Bank, an Alabama banking corporation. This loan bears interest at a floating rate equal to the 30-day LIBOR plus 175 basis points, and is payable monthly, with the principal amount maturing in June 2005. It is secured by five commercial properties and shares of our common stock beneficially owned by Mr. Friedman and his affiliates. The fair market value of the common stock pledged as collateral is required at all times to be at least $12 million. If the value of the stock pledged as collateral drops below this threshold, we will have 10 days to pledge additional stock or pay down the loan such that the existing collateral meets the bank’s valuation requirements. We have agreed to indemnify Mr. Friedman and his affiliates from any loss, cost, or liability associated with their pledge of stock to secure this facility. As collateral for these obligations we have pledged shares of our treasury stock. This line of credit facility contains various covenants that may limit or restrict, among other things, creation of liens, merger, consolidation, disposition of assets, dividend and redemption, change in business or accounting, ERISA funding and termination, transactions with affiliates, transfer of ownership interests in underlying projects, and certain other transactions or business activities. As of August 1, 2004, there was $4.0 million available to us under this line of credit. We expect to use a portion of the proceeds from the issuance of the notes to repay all outstanding amounts under this line of credit, although we will maintain availability under the line of credit following the closing of the offering.

1

GECC Facility

      We currently have mortgage loans totaling $198.3 million (including a $25.0 million revolving commitment), secured by a pool of eleven properties, under a secured credit facility with General Electric Capital Corporation that matures in May 2006. The mortgage loans under this facility are cross-collateralized and cross-defaulted with each other. Under the GECC mortgage facility, we are required to maintain, at all times, a consolidated net worth of not less than $50.0 million, measured at the end of each quarter, and minimum aggregate unrestricted cash and marketable securities of not less than $10.0 million in order to be able to incur other debt.

      We have outstanding mortgage loans secured by seven properties with an aggregate balance of $103.8 million that currently bear interest at 173 basis points over the thirty-day LIBOR, payable monthly in cash. If our ratio of net operating income of all of the properties in the pool to the total debt outstanding in the facility (the “Cash on Cash Ratio”) falls below 8% or our ratio of net operating income of the pool to the total debt service required under the facility (“Debt Service Coverage Ratio”) falls below 1.2x, the interest rate for these loans will be increased to 198 basis points over the thirty-day LIBOR. If the portfolio Cash on Cash Ratio does not reach 9.75% by August 2, 2004, payments on all of the loans will change to principal and interest computed on a 30-year amortization schedule beginning on September 1, 2004. Furthermore, if at any time during the term of the loans the portfolio Cash on Cash Ratio falls below 8.75%, we are required to pay the lender 100% of our net cash flow (after payment of property operating expenses, debt service and impounds) from all of the properties in the portfolio in reduction of the principal balance of the loans, until the portfolio Cash on Cash Return is again 8.75% or greater for two consecutive quarters. We are currently paying interest only under these sub-portfolio loans and in discussion with GECC to reuse the current amortization terms on all loans.

      Under this facility, we also have mortgage loans secured by four additional properties with an aggregate balance of $94.5 million ($2.8 million of which is secured by a property under the seven property sub-portfolio loans) that currently bear interest at 190 basis points over the thirty-day LIBOR and require monthly payments of principal and interest computed on a 27 1/2-year amortization schedule. If our Cash on Cash Ratio for this sub-portfolio reaches 9% for at least two consecutive quarters, the interest rate on these loans will be reduced to 173 basis points over the thirty-day LIBOR; if our Cash on Cash Ratio for this sub-portfolio reaches 9.75% for at least two consecutive quarters, principal amortization will cease.

      This credit facility has two one-year extension options. The first extension option requires a Cash on Cash Ratio of 10% or greater and a Debt Service Coverage Ratio of 1.25x or greater. The second extension option requires a Cash on Cash Ratio of 10.5% or greater and a Debt Service Coverage Ratio of 1.3x or greater. The credit facility also includes a $25 million revolving component. The agreements evidencing this facility contain standard due on sale or further encumbrance provisions, and prohibit a change in control without the lender’s prior consent.

      The loan agreements contain various covenants that restrict the borrowers under the loans, each of which is a single purpose entity relating to the underlying real estate project, from taking various actions. We have pledged our equity interests in the borrowers as additional collateral for the loans.

      The covenants relate to the transfer of interests in the underlying real estate project, change of control, affiliate transactions, and other corporate activities. The borrowers are also prohibited from incurring other indebtedness, other than customary trade payables, without GECC’s prior consent. The loans contain recourse carve out provisions which would render us liable for any deficiency, loss or damage incurred by the lender as a result of criminal acts, misappropriation of funds, fraud or misrepresentation committed by the borrowers, violation of the transfer provisions, misapplication of rents or other proceeds of the property, failure to comply with environmental matters or the filing of any bankruptcy petition or other insolvency proceeding for or on behalf of any of the borrowers, and losses or damages that would not have been incurred by GECC had GECC fully cross collateralized each of the portfolio loans with each of the other portfolio loans, among other things.

2

Mortgage and Other Indebtedness

Non-Recourse Indebtedness

      As of June 30, 2004, in addition to the secured facilities discussed above, we had an aggregate of $214.1 million in outstanding non-recourse indebtedness secured by 33 assets. The agreements governing this mortgage debt generally do not contain restrictive covenants and we do not guarantee these mortgage loans. These loans bear interest at various fixed or floating rates. As of June 30, 2004, they bore interest at a weighted average rate of 5.9%

      We also have a loan of $8.4 million due to Aetna secured by interests in our joint ventures with it. The loan matures in November 2010. Aetna receives a sliding percentage ranging from all to 10% of operating cash flow or capital proceeds from the venture properties based on the cumulative return received.

Other Recourse Indebtedness

      We have guaranteed new construction loans totaling $236.7 million, condominium conversion loans totaling $68 million, and mezzanine construction loans totaling $38 million, with an aggregate balance at June 30, 2004 of $278.7 million. In addition, as of June 30, 2004, we have guaranteed land and acquisition and development loans totaling $31 million. We also had $43.2 million of recourse mortgage debt secured by seven properties, with a weighted average interest rate of 4.0%.

      See also discussion of long-term debt in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity.”

3

Appendix V

Summary Financial Information

      Our consolidated financial data for the period from January 1, 2002 through December 31, 2003 are derived from our consolidated financial statements, which have been audited by Grant Thornton LLP. Our consolidated financial data for the period from January 1, 2001 through December 31, 2001 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased operations and has not consented to the inclusion of its report in this offering memorandum. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, see “Risk Factors — You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.” The consolidated financial data for the twelve months ended June 30, 2004 and the six months ended June 30, 2003 and 2004 are derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the financial results for these periods.

      Our operating results for the twelve months or six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2004.

      You should read the following selected historical consolidated financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Dollar amounts are in thousands.

					Six Months Ended
	Years Ended December 31,			Twelve	June 30,
				Months Ended
	2001	2002	2003	June 30, 2004	2003	2004

				(unaudited)	(unaudited)	(unaudited)
STATEMENT OF OPERATIONS DATA(1)
Revenue:
Rentals	$84,020	$79,617	$83,256	$91,485	$40,516	$48,745
Homebuilding sales	25,950	26,179	56,279	119,595	14,833	78,149
Management fees and other	518	580	922	1,036	236	350

Total Revenue	110,488	106,376	140,457	212,116	55,585	127,244

Expenses:
Property operations	44,983	42,356	46,466	50,009	21,626	25,169
Costs of homebuilding sales	21,859	28,859	46,431	95,079	13,630	62,278
Depreciation	19,597	17,590	19,899	20,651	10,200	10,952
General and administrative:
Corporate	8,509	9,472	13,234	14,650	6,526	7,942
Property	3,473	3,064	3,692	3,919	1,878	2,105

Total Expenses	98,421	101,341	129,722	184,308	53,860	108,446

Other income and expenses:
Equity in income (loss) of partnerships and joint ventures	7,719	16,642	22,476	29,179	(893)	5,810
Minority interests in income of consolidated partnerships and joint ventures	(520)	(1,285)	(2,590)	(4,961)	(1,118)	(3,489)
Interest income	338	510	1,605	1,766	252	413
Interest expense	(28,267)	(22,966)	(25,604)	(23,811)	(14,343)	(12,550)
Net gain on sale of real estate	4,994	1,258	1,223	378	1,223	378
Gain on early extinguishment of debt	420	—	—	—	—	—
Gain (loss) on investments	1,551	(29)	—	2,075	—	2,075
Insurance and other claims	306	84	60	60	—	—
Litigation settlements	2,295	102	—	—	—	—

Income (loss) from continuing operations before income tax	903	(649)	7,905	32,494	(13,154)	11,435
Income tax benefit	—	—	—	5,032	—	5,032

1

									Six Months Ended
	Years Ended December 31,						Twelve		June 30,
							Months Ended
	2001		2002		2003		June 30, 2004		2003		2004

							(unaudited)		(unaudited)		(unaudited)
Discontinued operations
Income (loss) from operations	$—		$(432)		$171		$(8)		$166		$(13)
Gain on sale of real estate	—		6,540		23,118		16,561		9,223		2,666
Cumulative effect of change in accounting principle	326		—		—		—		—		—

Net income (loss)	1,229		5,459		31,194		54,079		(3,765)		19,120
Dividends on cumulative preferred stock	(657)		(683)		(785)		(904)		(333)		(452)

Net income (loss) allocable to common stockholders	$572		$4,776		$30,409		$53,175		$(4,098)		$18,668

OTHER FINANCIAL DATA (unaudited)
EBITDA(2)	$52,144		$53,115		$87,454		$104,868		$22,546		$39,960
Adjusted EBITDA(2)	$63,064		$53,568		$83,125		$97,445		$25,687		$40,008
Ratio of Adjusted EBITDA to Consolidated Interest Incurred(3)	1.31	x	1.19	x	1.41	x	1.73	x	0.89	x	1.51	x
OPERATING DATA (including unconsolidated joint ventures) (unaudited)
Number of net new home and lot contracts	13		248		879		1,399		177		697
Number of homes and lots closed(4)	125		99		510		678		61		229
Average sales price of homes and lots closed(4)	$208		$264		$302		$320		$243		$341
Backlog at end of period, number of homes(5)	70		219		774		1,258		335		1,258
Backlog at end of period, aggregate sales value(5)	$17,300		$130,739		$202,562		$315,672		$146,523		$315,672
Number of stabilized apartment units at end of period	11,655		12,981		12,805		14,159		12,926		14,159
Stabilized property occupancy at end of period	92.0%		91.9%		90.5%		91.6%		89.2%		91.6%
Apartment units under development at end of period	1,404		902		1,311		532		296		532

	As of June 30, 2004

	Actual	As Adjusted(6)

BALANCE SHEET DATA
Real estate held for investment	$505,154	$505,154
Homebuilding inventory	222,878	222,878
Investments in and advances to partnerships and joint ventures	26,341	26,341
Cash and cash equivalents	22,183	76,029
Total assets	962,027	1,017,482
Notes and interest payable	757,825	816,671
Stockholders’ equity	126,665	126,665

2

	As of and
	for the Twelve
	Months
	Ended
	June 30, 2004

AS ADJUSTED OTHER DATA(6)
Ratio of Adjusted EBITDA to Consolidated Interest Incurred(3)	1.53	x
Asset Coverage Ratio(7)	2.30	x

(1)	Statement of Operations data for the years ended December 31, 2003 and 2002 have been restated to present the operating results of a property sold in 2004 in discontinued operations in accordance with SFAS No. 144.

(2)	We define EBITDA as net income or loss plus interest expense (including capitalized interest written off as a component of cost of homebuilding sales), income taxes, and depreciation and amortization. We define Adjusted EBITDA under the indenture governing the notes as net income or loss adjusted to present unconsolidated Restricted Subsidiaries as though they were consolidated less (i) gains on sale of real estate or disposition of other assets and (ii) equity in income or loss of entities in which we invest that are not Restricted Subsidiaries except to the extent of cash received from them by us plus (i) impairment charges, (ii) income tax expense, (iii) depreciation and amortization, (iv) interest expense, including capitalized interest written off as a component of cost of homebuilding sales, and (v) other non-cash expenses, such as the expense recorded under the fair value method of accounting for stock options. A number of entities that are not required to be consolidated for purposes of our financial statements under GAAP are “Restricted Subsidiaries” for purposes of the indenture governing the notes. Our consolidated financial data do not fully reflect the financial data of us and our Restricted Subsidiaries on a consolidated basis. As a result, we are adjusting our consolidated EBITDA to present those unconsolidated entities that will be Restricted Subsidiaries as though they were consolidated. Management expects to use Adjusted EBITDA to determine compliance with a number of the covenants contained in the indenture governing the notes.

3

      The following is a reconciliation of net income or loss to EBITDA and Adjusted EBITDA:

				Twelve	Six Months Ended
	Years Ended December 31,			Months Ended	June 30,
				June 30,
	2001	2002	2003	2004	2003	2004

Net income (loss)	$1,229	$5,459	$31,194	$54,079	$(3,765)	$19,120
Add/(deduct):
Interest expense	28,267	25,709	26,356	24,120	14,852	12,616
Interest amortized to cost of sales	1,156	1,166	8,466	10,032	395	1,961
Income tax benefit	—	—	—	(5,032)	—	(5,032)
Depreciation and amortization	21,492	20,781	21,438	21,669	11,064	11,295

EBITDA	$52,144	$53,115	$87,454	$104,868	$22,546	$39,960
Add/(deduct):
Inclusion of Unconsolidated Restricted Subsidiaries	$17,691	$6,591	$17,533	$9,297	$12,400	$4,165
Gain on sale of real estate	(4,994)	(7,798)	(24,341)	(16,939)	(10,446)	(3,044)
Gain on investment	(1,551)	—	—	(2,075)	—	(2,075)
Gain on early extinguishment of debt	(420)	—	—	—	—	—
Cumulative effect of change in accounting principle	(326)	—	—	—	—	—
Dividend payments on disqualified equity interests	520	1,343	2,211	1,943	1,035	767
Non-cash stock option compensation	—	317	268	351	152	235

Adjusted EBITDA	$63,064	$53,568	$83,125	$97,445	$25,687	$40,008

(3)	The ratio of Adjusted EBITDA to Consolidated Interest Incurred is calculated using Consolidated Interest Incurred as it will be defined in the indenture governing the notes. For more information on the calculation of Consolidated Interest Incurred, please see “Description of the Notes — Certain Definitions.”

(4)	Homes and lots closed include all homes and lots for which we have recognized revenue in the periods indicated, including under the percentage-of-completion method.

(5)	Our “backlog” represents the number of units or aggregate sales proceeds associated with bona fide non-cancelable third-party contracts for the purchase of residential units. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Homebuilding Division — Backlog.”

(6)	As adjusted for the issuance of the notes and the various other transactions that are disclosed in the first paragraph under the caption, “Capitalization.”

(7)	The Asset Coverage Ratio is calculated in accordance with the definition that will be contained in the indenture governing the notes. As used in the indenture governing the notes, “Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (x) the consolidated tangible net worth (as defined in the indenture) of Tarragon and the Restricted Subsidiaries as of such date of determination and (y) depreciation with respect to all real estate assets of Tarragon and the Restricted Subsidiaries owned as of such date of determination to (b) the greater of (x) $100.0 million and (y) the aggregate outstanding principal amount of notes as of such date of determination. For more information, see “Description of the Notes — Certain Definitions.”

4

Appendix VI

SELECTED FINANCIAL INFORMATION

      Our consolidated financial data for the period from January 1, 2002 through December 31, 2003 are derived from our consolidated financial statements, which have been audited by Grant Thornton LLP. Our consolidated financial data for the period from January 1, 2001 through December 31, 2001 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased operations and has not consented to the inclusion of its report in this offering memorandum. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, see “Risk Factors — You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.” The consolidated financial data for the six months ended June 30, 2003 and 2004 are derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the financial results for these periods.

      Our operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2004. You should read the following selected historical consolidated financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Dollar amounts are in thousands except per share information.

	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004

				(unaudited)	(unaudited)
STATEMENT OF OPERATIONS DATA(1)
Revenue:
Rentals	$84,020	$79,617	$83,256	$40,516	$48,745
Homebuilding sales	25,950	26,179	56,279	14,833	78,149
Management fees and other	518	580	922	236	350

Total Revenue	110,488	106,376	140,457	55,585	127,244

Expenses:
Property operations	44,983	42,356	46,466	21,626	25,169
Costs of homebuilding sales	21,859	28,859	46,431	13,630	62,278
Depreciation	19,597	17,590	19,899	10,200	10,952
General and administrative
Corporate	8,509	9,472	13,234	6,526	7,942
Property	3,473	3,064	3,692	1,878	2,105

Total Expenses	98,421	101,341	129,722	53,860	108,446

Other income and expenses:
Equity in income (loss) of partnerships and joint ventures	$7,719	$16,642	$22,476	$(893)	$5,810
Minority interests in income of consolidated partnerships and joint ventures	(520)	(1,285)	(2,590)	(1,118)	(3,489)
Interest income	338	510	1,605	252	413
Interest expense	(28,267)	(22,966)	(25,604)	(14,343)	(12,550)
Net gain on sale of real estate	4,994	1,258	1,223	1,223	378
Gain on early extinguishment of debt	420	—	—	—	—
Gain (loss) on investments	1,551	(29)	—	—	2,075
Insurance and other claims	306	84	60	—	—
Litigation settlements	2,295	102	—	—	—

Income (loss) from continuing operations before income tax	903	(649)	7,905	(13,154)	11,435
Income tax benefit	—	—	—	—	5,032

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	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004

				(unaudited)	(unaudited)
Discontinued operations
Income (loss) from operations	$—	$(432)	$171	$166	$(13)
Gain on sale of real estate	—	6,540	23,118	9,223	2,666
Cumulative effect of change in accounting principle	326	—	—	—	—

Net income (loss)	1,229	5,459	31,194	(3,765)	19,120
Dividends on cumulative preferred stock	(657)	(683)	(785)	(333)	(452)

Net income (loss)allocable to common stockholders	$572	$4,776	$30,409	$(4,098)	$18,668

Earnings per common share(2)
Income (loss)from continuing operations allocable to common stockholders	$.02	$(.08)	$.50	$(.91)	$1.08

Net income (loss)allocable to common stockholders	$.04	$.32	$2.08	$(.28)	$1.26

Earnings per common share — assuming dilution(2)
Income (loss)from continuing operations allocable to common stockholders	$.02	$(.08)	$.43	$(.91)	$.94

Net income (loss) allocable to common stockholders	$.04	$.32	$1.80	$(.28)	$1.10

	As of December 31,
				As of June 30,
	2001	2002	2003	2004

				(unaudited)
BALANCE SHEET DATA
Real estate held for investment	$373,501	$427,989	$395,095	$505,154
Real estate held for sale	29,232	7,538	—	—
Homebuilding inventory	31,412	31,632	97,234	222,878
Investments in and advances to partnerships and joint ventures	31,297	29,102	81,764	26,341
Cash and cash equivalents	8,989	18,023	21,626	22,183
Total assets	503,770	540,224	623,817	962,027
Notes, debentures, and interest payable	399,956	428,926	471,262	757,825
Stockholders’ equity	73,118	73,733	103,328	126,665
Book value per common share(2)	$4.33	$4.53	$6.51	$7.71

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	Years Ended December 31,			Six Months Ended June 30,

	2001	2002	2003	2003	2004

				(unaudited)	(unaudited)
STATEMENT OF CASH FLOWS DATA
Cash flows from operating activities	$16,745	$24,780	$7,180	$1,555	$(33,393)
Cash flows from investing activities	(50,901)	(24,961)	(34,392)	(21,782)	(22,380)
Cash flows from financing activities	39,004	9,215	30,815	20,867	56,330
OTHER FINANCIAL DATA (unaudited)
EBITDA(3)	$52,144	$53,115	$87,454	$22,546	$39,960
Adjusted EBITDA(3)	63,064	53,568	83,125	25,687	40,008
Ratio of Adjusted EBITDA to Consolidated Interest Incurred(4)	1.31	1.19	1.41	0.89	1.51
Ratio of earnings to combined fixed charges and preferred stock dividends(5)	0.92	0.92	0.68	0.10	1.33
Deficiency of earnings to combined fixed charges and preferred stock dividends(5)	$2,706	$2,278	$10,035	$13,450	$—
OPERATING DATA (including unconsolidated joint ventures)(unaudited)
Number of net new home and lot contracts	13	248	879	177	697
Number of homes and lots closed(6)	125	99	510	678	299
Average sales price of homes and lots closed(6)	$208	$264	$302	$243	$341
Backlog at end of period, number of homes(7)	70	219	774	335	1,258
Backlog at end of period, aggregate sales value(7)	$17,300	$130,739	$202,562	$146,523	$315,672
Number of stabilized apartment units at end of period	11,655	12,981	12,805	12,926	14,159
Stabilized property occupancy at end of period	92.0%	91.9%	90.5%	89.2%	91.6%
Apartment units under development at end of period	1,404	902	1,311	296	532

(1)	Statement of Operations data for the years ended December 31, 2003 and December 31, 2002 have been restated to present the operating results of a property sold in 2004 in discontinued operations in accordance with SFAS No. 144.

(2)	Per share data have been restated to give effect to the 10% stock dividend declared in December 2001, a three-for-two stock split in February 2003, and a five-for-four stock split in January 2004.

(3)	We define EBITDA as net income or loss plus interest expense, including capitalized interest written off as a component of cost of homebuilding sales, income taxes, and depreciation and amortization. We define Adjusted EBITDA under the indenture governing the notes as net income or loss adjusted to present unconsolidated Restricted Subsidiaries as though they were consolidated less (i) gains on sale of real estate or disposition of other assets and (ii) equity in income or loss of entities in which we invest that are not Restricted Subsidiaries except to the extent of cash received from them by us plus (i) impairment charges, (ii) income tax expense, (iii) depreciation and amortization (iv) interest expense, including capitalized interest written off as a component of cost of homebuilding sales, and (v) other non-cash expenses, such as the expense recorded under the fair value method of accounting for stock options. A number of entities that are not required to be consolidated for purposes of our financial statements under GAAP are being be considered “Restricted Subsidiaries” for purposes of the indenture governing the notes. Our consolidated financial data do not fully reflect the financial data of us and our Restricted Subsidiaries on a consolidated basis. As a result, we are adjusting our consolidated EBITDA to present those unconsolidated entities that will be Restricted Subsidiaries as though they were consolidated.

(4)	The ratio of Adjusted EBITDA to Consolidated Interest Incurred is calculated using Consolidated Interest Incurred as it will be defined in the indenture governing the notes. For more information on the calculation of Consolidated Interest Incurred, please see “Description of the Notes — Certain Definitions.”

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(5)	Our pro forma ratios of earnings to combined fixed charges and preferred stock dividends were 0.54x and 1.13x for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. The pro forma deficiency of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2003 was $17.8 million.

(6)	Homes and lots closed include all homes and lots for which we have recognized revenue in the periods indicated, including under the percentage-of-completion method.

(7)	Our “backlog” represents the number of units or aggregate sales proceeds associated with bona fide non-cancelable third-party contracts for the purchase of residential units. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Homebuilding Division — Backlog.”

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